UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

LXP INDUSTRIAL TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO OUR SHAREHOLDERS

FROM OUR LEAD INDEPENDENT TRUSTEE AND OUR CHAIRMAN AND CEO

April 8, 2024

515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401

(212) 692-7200

Dear Fellow Shareholders:

LXP delivered strong operating results in 2023 with notable accomplishments in leasing and development, dispositions and leverage reduction. Our portfolio transformation is substantially complete, which has resulted in a pure-play industrial REIT focused on primarily single-tenant, Class A warehouse/distribution properties with strong income and capital appreciation potential. Our properties are concentrated primarily in key growth markets in the Sunbelt and Midwest that are benefiting from long-term demographic trends. We are confident LXP has the best strategy to drive long-term growth and value creation.

Fiscal 2023 Highlights

Our 2023 performance reflects considerable progress in our key business areas and further enhances the strong platform we have built. We delivered same-store NOI growth of 4.1% largely driven by our robust leasing momentum. We completed 6.8 million square feet of industrial new leases and lease extensions at attractive Base and Cash Base rental increases of approximately 52.3% and 37.3%, respectively, excluding fixed-rate renewals. This execution highlights the value in our investment strategy and the demand for our high-quality assets. Additionally, our stabilized industrial portfolio was 100% leased at year-end, representing a significant milestone for our business and one that would have been difficult to achieve had we remained invested in office assets.

We also continued to execute on our development pipeline. In 2023, we invested $122.1 million in development projects, including the completion of the base building construction of seven new warehouse/distribution facilities totaling 4.2 million square feet, which further expanded our footprint in our target markets.

We disposed of additional non-industrial assets and ended the year with two remaining office assets. These office assets are currently under contract for sale this year, and, once the sale is completed, our consolidated portfolio will essentially be 100% industrial.

On the capital markets side, we took advantage of the bond and term loan markets and effectively extended our consolidated maturities to 2027. At year-end, our net-debt to Adjusted EBITDA was 6.0 times, which is an improvement from year-end 2022.

As we look ahead, we believe LXP is well positioned for strong performance with the combination of low new spec construction starts and expected interest rate cuts in 2024 that could be very beneficial for our business. Furthermore, we believe the building blocks to increased revenue growth in our portfolio are strongly in our favor, including average annual fixed rental escalations of 2.6%, rents on leases expiring through 2029 estimated to be 23% below market and occupancy gains in our development portfolio.

Highly Skilled, Engaged and Refreshed Board

Our highly engaged and skilled Board of Trustees encompasses expertise relevant to the Company’s strategy, including real estate investment, supply chain and logistics, information technology and business development. We have a strong track record of refreshing the Board with diverse trustees that further enhance the skillset of our Board. Since 2017, we have appointed five new independent trustees and Jamie Handwerker was appointed as our lead independent trustee in May 2023. As part of our ongoing committee refreshment, in 2023, we rotated Board committee leadership roles by appointing Elizabeth Noe as Nominating and ESG Committee Chair and Arun Gupta as Compensation Committee Chair. We thank Claire Koeneman and Lawrence Gray for their committee leadership and look forward to Elizabeth and Arun’s continued contributions to the Board in their new roles.

ESG+R Advancements

We continue to grow our environmental, social, governance and resilience (“ESG+R”) program, which is aligned with our business goals and commitment to shareholder value creation. In 2023, our ESG+R priorities focused on increasing renewable energy across the portfolio, engaging with tenants to assess incorporating sustainability clauses into leases and advancing employees training and professional development opportunities. At year-end 2023, over 17 million square feet, or 32%, of our consolidated industrial properties were green building certified. Our continued progress has been reflected in our improved 2023 GRESB® Real Estate Assessment score and 2023 tenant satisfaction survey that exceeded the Kingsley Index’s overall satisfaction rate.

Continuous and Valuable Shareholder Engagement

Regular shareholder engagement is important to us and integral to LXP’s success. In 2023, we held 123 meetings with potential shareholders and shareholders representing 54% of our outstanding shares as of December 31, 2023, to discuss a variety of topics, including business updates, board composition, risk oversight and refreshment, corporate governance, ESG+R strategy and executive compensation. We also enhanced the advance notice provision in the Company’s bylaws to reflect the interests of our shareholders. As regular shareholder engagement and feedback helps inform our strategy and advance our collective goal of driving shareholder value, we look forward to our continued engagement.

Setting a Course for Value Creation

Through our portfolio transformation, we have built the foundation for long-term income growth and capital appreciation. In 2024 we will focus on further deleveraging of the Company’s balance sheet, delivering strong mark-to market leasing outcomes, leasing our remaining development pipeline and exploring build-to-suit investments to prudently expand our portfolio. We believe that these steps will position us to accelerate NOI growth and deliver consistent shareholder returns in the years ahead.

On behalf of the Board of Trustees, we thank you for your interest in LXP and support on the matters contained in this proxy statement.

Sincerely,

Jamie Handwerker Lead Independent Trustee	T. Wilson Eglin Chairman and CEO

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

WHEN: Tuesday, May 21, 2024, 2:00 p.m. Eastern Time

WHERE: Virtually via the internet at https://meetnow.global/MM6K9CF

To the Shareholders of LXP Industrial Trust:

The 2024 Annual Meeting of Shareholders of LXP Industrial Trust, a Maryland real estate investment trust, will be held on Tuesday, May 21, 2024, at 2:00 p.m., Eastern time, virtually via the internet at https://meetnow.global/MM6K9CF for the following purposes:

(1)	to elect eight trustees to serve until the 2025 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement;

(3)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

(4)	to transact such other business as may properly come before the 2024 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only holders of record at the close of business on March 22, 2024 are entitled to notice of and to vote at the 2024 Annual Meeting of Shareholders or any adjournment or postponement thereof.

On behalf of our Board of Trustees, we thank you for your support and participation.

By Order of the Board of Trustees,

Joseph S. Bonventre, Secretary

West Palm Beach, FL
April 8, 2024

Whether or not you expect to participate at the 2024 Annual Meeting of Shareholders, we urge you to authorize your proxy electronically via the Internet or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 21, 2024 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who participate in the meeting may withdraw their proxies and vote in person via webcast.

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2024

The Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust, is soliciting proxies to be voted at the 2024 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 21, 2024, at 2:00 p.m., Eastern time, virtually via the internet at https://meetnow.global/MM6K9CF. This proxy statement summarizes the information you need to know to vote by proxy or in person via webcast at the Annual Meeting or any postponements or adjournments thereof. You do not need to attend the Annual Meeting in person via webcast in order to have your shares voted at the Annual Meeting.

All references to the “Trust,” “Company,” “LXP,” “we,” “our” and “us” in this proxy statement mean LXP Industrial Trust. All references to “Shareholder” and “you” refer to a holder of shares of beneficial interest, par value $0.0001 per share, of the Company, classified as “Common Stock,” which we refer to as common shares or shares, as of the close of business on March 22, 2024, which we refer to as the Record Date.

LXP Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting.

2024 Annual Meeting of Shareholders

Date and Time	Location	Record Date
Tuesday, May 21, 2024 2:00 p.m. Eastern Time	Virtually via the internet at https://meetnow.global/MM6K9CF	March 22, 2024

How to Vote

VIA THE INTERNET	BY TELEPHONE	AT THE MEETING
Logon to www.envisionreports.com/LXP and follow on-screen instructions	Call toll-free 1-800-652-VOTE (8683) and follow the recorded instructions	Vote at the Annual Meeting online via webcast

Annual Meeting Proposals

Proposal	Board Recommendation	Page Reference
Proposal No. 1: Election of Trustees	✓ FOR each nominee	11
Proposal No. 2: Non-binding, Advisory Resolution to Approve the Compensation of Named Executive Officers	✓ FOR	11
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	✓ FOR	12

General

We are utilizing the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be held on May 21, 2024, or the Notice, instead of a paper copy of the proxy materials (including the proxy card, this proxy statement and our 2023 Annual Report) on or about April 8, 2024. We also provided access to our proxy materials over the Internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2023 Annual Report and how to vote at the Annual Meeting, via the internet, by telephone or in person. Subsequent to receiving the Notice, all shareholders have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Additionally, shareholders can access a copy of the proxy materials at www.envisionreports.com/LXP.

Our Board of Trustees is soliciting proxies to be voted at the Annual Meeting. This Proxy Statement provides information shareholders need to know to vote by proxy or in person (virtually) at the Annual Meeting. Shareholders do not need to attend the Annual Meeting in order to vote. If, at the close of business on March 22, 2024, you were a shareholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the Internet, by telephone or in person (virtually). For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

1

LXP Proxy Statement Summary

LXP Industrial Trust Overview[1]

30 Years	$5.1B	54.6M	100%	77%	32%
Publicly-Traded	Gross Assets	SF	Leased[2]	Top 25 Markets[3]	Green Building Certified[4]

Strategic Business Plan Focused on Delivering Value

- Industrial REIT with a high-quality portfolio of primarily class A, single-tenant assets
- Executing multi-channel industrial growth strategy, which could include purchases, build-to-suit, development and sale-leasebacks
- Consistent cash flow growth through investment activity, contractual annual rental escalations and market rent growth
- Best-in-class operating platform and strong tenant relationships support high occupancy rates while raising rents
- Recycling sales proceeds and other sources of liquidity to fund development, invest in target markets and retire debt
- Flexible balance sheet and cash flow generation profile support attractive dividend distribution and fund portfolio expansion
- Enhanced ESG+R platform aligned with established reporting frameworks

Industrial Portfolio Snapshot

- **Warehouse/Distribution Pure Play**
- **Targeted Sunbelt and Midwest Growth Markets**
- **Young Portfolio Age**
- **High Investment-Grade Tenancy**
- **Below Market Rents**

Top 10 Markets[3]
11.7%
9.6%
8.7%
7.6%
5.8%
5.5%
5.4%
5.3%
5.2%
3.8%
Phoenix
Greenville/Spartanburg
Atlanta
Memphis
Houston
Dallas/Ft. Worth
Cincinnati/Dayton
Indianapolis
Columbus
Central Florida

1. As of 12/31/2023. 2. For stabilized portfolio. 3. Based on CoStar.com inventory data for top industrial markets. 4. For stabilized and consolidated industrial portfolio.

LXP Proxy Statement Summary

2023 Execution and Achievement[1]

LXP Industrial Trust made significant progress building out development platform, increasing rents and strengthening financial profile.

INVESTMENT ACTIVITY

4.2M SF
Development Core and Shell Construction Completed

1.8M SF
Development Placed In Service

$122M
Invested in Development Projects

$100M
Of Assets Sold

LEASING ACTIVITY

6.8M SF Leased → **Increased:**

~52% *Industrial Base Rents[2,3]*

~37% *Industrial Cash Base Rents[2,3]*

3.7% Average Annual Escalator[2,3]

Inclusive of **1.9M SF** of Development Leasing

100% Leased[4]

4.1% Industrial Same-Store NOI Growth

BALANCE SHEET ACTIVITY

$300M
Aggregate Principal Amount of 6.75% Senior Notes Issued – Due November 2028[5]

Proceeds will be used for general corporate purposes, including but not limited to, the repayment of $199M of 2024 Senior Notes before or at maturity.

$300M
2025 Term Loan Extended to 2027

$600M
Available on Unsecured Credit Facility

6.0x
Net Debt to Adjusted EBITDA

LXP Proxy Statement Summary

BOARD OF TRUSTEES

Board Member	Trustee Since	Primary Occupation	Key Skills / Qualifications	Committees/ Independent Trustees
T. Wilson Eglin	1994	Chairman, CEO and President	Over 35 years of experience in commercial real estate investment and corporate finance, including experience in net-lease and industrial investing, real estate operations and capital markets. Has led LXP through portfolio transitions and various cycles of growth.	
Jamie Handwerker	2017	Partner, KSH Capital	Over 40 years of experience in commercial real estate, including through sell-side research, hedge funds and direct investments.	• Audit and Cyber Risk • Compensation • Lead Independent
Lawrence L. Gray	2015	Chairman and CEO, GrayCo, Inc.	Over 30 years of real estate investment and development and corporate finance experience.	• Compensation • Nominating and ESG • Independent
Arun Gupta	2022	CEO, Noble Reach Foundation	Over 25 years of experience in private equity / mergers and acquisitions and venture capital, assessing emerging technologies and scaling high-growth companies.	• Audit and Cyber Risk • Compensation (Chair) • Independent
Derrick Johnson	2022	SVP, COO, Agiliti	Extensive strategy and operations expertise, specifically supply chain and logistical operations.	• Audit and Cyber Risk • Nominating and ESG • Independent
Claire A. Koeneman	2015	EVP, Managing Director of Financial Communications, Ketchum	Extensive experience as a corporate governance expert and strategic advisor to CEOs and boards of directors in transaction, corporate, financial and crisis communications, with a specific focus in real estate and REIT practice.	• Compensation • Nominating and ESG • Independent
Nancy Elizabeth Noe	2021	Chair of Board of Trustees, Agnes Scott College	Over 30 years of experience as a practicing attorney focused on capital markets transactions, mergers and acquisitions, corporate governance and securities regulation.	• Nominating and ESG (Chair) • Independent
Howard Roth	2017	Principal, HSR Advisors	Over 40 years of public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements.	• Audit and Cyber Risk (Chair) • Independent

Tenure
>10 Years
1
<5 Years
3
8 Years Avg Tenure
4
5-10 Years
Independence
Non-Independent
1
87.5% Independent
7
Independent
Gender
Women
3
38% Women
5
Men
Race/Ethnicity
Non-White
2
25% Non-White
White
6

LXP Proxy Statement Summary

Governance Highlights

Corporate Governance Snapshot

Board of Trustees
Independent External Auditor
Audit & Cyber Risk Committee
Nominating & ESG Committee
Compensation Committee
Independent Consultant
Internal Audit Function
Executive Leadership
ESG+R Task Force
Management-Investment Committee
Diversity Equity & Inclusion Committee

Corporate Governance Best Practices

Proxy Access	Bylaws provide for proxy access
Trustee Refreshment	Retirement policy to facilitate trustee refreshment
Shareholder Accountability	Annual trustee elections Majority vote standard for trustee elections Annual 'say-on-pay' vote Regular shareholder engagement
Shareholder Rights	One class of capital stock, which is entitled to one vote per share Shareholder right to call a special meeting Ability for shareholders to act by written or electronic consent
Self- Assessment	Annual Board of Trustees and Committee self-assessment under the direction of the Nominating and ESG Committee
Alignment with Shareholder Interests	All trustees and executive officers own company stock Anti-pledging and anti-hedging policies
Independent Lead Trustee	Independent Lead Trustee with robust set of responsibilities
Limits on Trustee Commitments	Trustees cannot serve on more than three other public company boards
Management Succession Planning	Annual review of management succession plan by the Nominating and ESG Committee and the Board
ESG	Nominating and ESG Committee oversees ESG strategy

LXP Proxy Statement Summary

Active and Thoughtful Approach to Board Refreshment

Process Overview

- Annual Board and committee self-assessments, facilitated by a third-party, including individual and peer reviews
- Regular evaluation of the current mix of Board attributes, skills and experiences in the context of our strategy and evolving industry trends
- Focus on candidates who possess a multitude of skills, professional experiences and backgrounds aligned with our strategy
- A thorough vetting process of all candidates that includes interviews by all members of the Board

Additional Key Considerations

- Judgment, expertise, experience and personal and professional demonstration of ethics, integrity and professionalism
- Including, but not limited to gender, racial and ethnic diversity
- Average age and tenure of current board members

Retirement Policy

- All trustees attaining the age of 75 are required to submit a resignation on an annual basis to allow our Board of Trustees to determine whether they should continue as a trustee

Recent Process in Action

2023

Jamie Handwerker appointed Lead Independent Trustee

Richard Frary stepped down as Lead Independent Trustee in accordance with retirement policy and is currently an Emeritus Trustee

2022

Arun Gupta appointed Independent Trustee

- Expands Board expertise in mergers and acquisitions/private equity, venture capital and cybersecurity

Derrick Johnson appointed Independent Trustee

- Contributes to the Board operational and logistics expertise, with specific knowledge of the logistics user experience

2021

Elizabeth Noe appointed Independent Trustee

- Offers the Board expertise in securities regulation, capital markets transactions and the governance of public companies

Refreshment Results

5	8 years	5 years
New Trustees Added since 2017	*Average Tenure All Nominees*	*Average Tenure Independent Nominees*

LXP Proxy Statement Summary

Compensation Tied to Performance and Strategy

2023 Compensation Program Design

Annual Cash Incentive:

- 70% - Financial and strategic metrics
  - Investments (21%)
  - Portfolio management (21%)
  - Balance sheet (14%)
  - ESG (10.5%)
  - Disposition (3.5%)
- 30% - Individual performance measures

Long-Term Incentives:

- 60% - Performance Shares
  - TSR relative to peer group (30%)
  - TSR relative to REIT index group (30%)
- 40% - Time-Based Shares

2023 CEO Target Compensation

25%
Target Service-Based Long-Term Incentive
17%
Base Salary
CEO
20%
Target Cash Incentive Opportunity
38%
Target Performance-Based Long-Term Incentive

- **57%** Performance-Based and/or at-Risk Compensation
- **83%** Variable Compensation

Executive Compensation Program Highlights

- Pay levels aligned with market to attract and retain high caliber executive talent
- Pay mix emphasizes pay-for-performance alignment
- Performance metrics reflect long-term growth drivers and foster alignment with sustained shareholder returns
- Transparent disclosure of all compensation decisions and outcomes
- All Change-in-Control severance arrangements subject to double-trigger provisions
- Long-term incentives vest after three years, a strong retentive feature
- Limited perquisites
- Five-year average shareholder support of say-on-pay proposal is 97%

LXP Proxy Statement Summary

Recent Shareholder Engagement

Overview

We regularly engage with our shareholders on a variety of matters, including general business updates; our board composition, risk oversight and refreshment; corporate governance practices; ESG+R strategy (including diversity, climate change, environmental sustainability and disclosures); and executive compensation.

Shareholder Meetings Offered

71%

Contacted and offered a meeting to shareholders holding in excess of **71%** of our common shares as of December 31, 2023.

Shareholder Meetings Held

54%

Held meetings with shareholders holding in excess of **54%** of our common shares as of December 31, 2023.

Shareholder Meetings with Independent Trustees

33%

Had one or more independent members of our Board of Trustees meet with shareholders holding approximately **33%** of our common shares as of December 31, 2023.

By-Law Amendment

- **November 2022:** Our Board of Trustees adopted amendments to the advance notice provisions in our By-Laws following the universal proxy rules becoming effective and publicly disclosed the By-Law amendments.
- **May 2023:**
  - Met with top two shareholders to understand their concerns on the advance notice provisions in our By-Laws.
  - After discussion with our top two shareholders, our Board of Trustees adopted amendments to our By-Laws repealing the two items in the advance notice provisions in our By-Laws.
  - All our nominees were reelected at the 2023 Annual Meeting of Shareholders. Claire Koeneman received 79% votes FOR her reelection, which our Board of Trustees attributes solely to the By-Law amendment issue that was addressed through shareholder engagement.

Certain Independent Trustees Engage with Shareholders
Meet Internally with Other Board Members to Discuss Shareholders' Concerns
Take Appropriate Action That Best Addresses Shareholders' Concerns

PROPOSALS

PROPOSAL NO. 1 ELECTION OF TRUSTEES

Our Board of Trustees currently consists of eight trustees and no vacancies. All our current trustees are nominated for election at the Annual Meeting.

Trustee Name	Age	Independent	Lead Trustee	Audit and Cyber Risk	Compensation	Nominating and ESG
T. Wilson Eglin	59
Lawrence L. Gray	59	✓			✓	✓
Arun Gupta	55	✓		✓	C
Jamie Handwerker	63	✓	✓	✓	✓
Derrick Johnson	54	✓		✓		✓
Claire A. Koeneman	54	✓			✓	✓
Nancy Elizabeth Noe	59	✓				C
Howard Roth	67	✓		C

C = Chair

Each nominee currently serves on our Board of Trustees and has consented to being named in this proxy statement and to serve if elected. If elected, all trustees will serve until our 2025 Annual Meeting of Shareholders or their earlier resignation or removal and until their respective successors, if any, are elected and qualify. Background information relating to our nominees begins on page 9 of this Proxy Statement.

A majority of the votes cast with respect to a trustee will be sufficient to elect such trustee. The enclosed proxy, if signed, dated and returned, and any proxy properly authorized via the Internet or telephone, unless withheld, a broker non-vote or a contrary vote is indicated, will be voted FOR the election of the eight nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be nominated by our Board of Trustees, unless the Board of Trustees alternatively acts to reduce the size of the Board of Trustees or maintain a vacancy on the Board of Trustees in accordance with our bylaws.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE ABOVE NOMINEES.

PROPOSAL NO. 2 ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that we seek an advisory resolution from our Shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory resolution is non-binding, the Board of Trustees and the Compensation Committee will review the results of the vote and will consider our Shareholders’ views and take them into account in future determinations concerning our executive compensation programs. Please refer to the section entitled “Compensation Discussion and Analysis” for details about our executive compensation programs.

A proposal in the form of the following resolution will be submitted for a non-binding, advisory vote at the Annual Meeting:

“RESOLVED, that the Shareholders approve, on a non-binding, advisory basis, the compensation of the Trust’s named executive officers set forth in the 2024 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information).”

The advisory resolution to approve the compensation of our named executive officers requires a majority of the votes cast on the proposal at the Annual Meeting. Although the vote on this Proposal No. 2 is a nonbinding, advisory vote, the Board of Trustees will carefully consider the voting results.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Cyber Risk Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although Shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit and Cyber Risk Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit and Cyber Risk Committee’s selection is not ratified by the Shareholders, the Audit and Cyber Risk Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

There are no affiliations between us and Deloitte’s partners, associates or employees, other than as pertaining to Deloitte’s engagement as our independent registered public accounting firm. Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

Our Board of Trustees regularly refreshes its membership and our Board of Trustees members have a diverse range of relevant backgrounds. The following information relates to the nominees for election as our trustees:

T. WILSON EGLIN Age: 59 Trustee Since 1994

As LXP’s Chief Executive Officer, Mr. Eglin provides our Board of Trustees with extensive experience in net-lease and industrial real estate investing, real estate operations and capital markets.

Experience and Expertise:

●     CEO/Operations: Has led LXP as the Chief Executive Officer since January 2003 and served as the Chief Operating Officer of LXP from October 1993 to December 2010.

●     Capital Markets: Significant capital markets experience through strategic transactions and overseeing LXP’s equity and debt capital raising efforts throughout the last 30 years.

●     Strategic Planning: Has steered LXP through various cycles of growth and was the chief architect of our transition from a diversified net lease real estate investment trust (“REIT”) to an industrial-focused REIT.

●     Commercial Real Estate: More than three decades of experience in commercial real estate investment, including underwriting, acquisitions, large portfolio transactions, dispositions and leasing.

●     Investor Relations: Expertise gained through focus on investor relations and corporate financial communications throughout his career as the primary spokesperson for LXP.

Career Highlights:

●     Chairman of LXP Industrial Trust since April 2019

●     Chief Executive Officer of LXP Industrial Trust since January 2003

●     President of LXP Industrial Trust since April 1996

●     Executive Vice President of LXP Industrial Trust from October 1993 to April 1996

●     Chief Operating Officer of LXP Industrial Trust from October 1993 to December 2010

●     Previously a Trustee and the Chair of the Finance Committee of Connecticut College

LAWRENCE L. GRAY Age: 59 Trustee Since 2015 Committee Experience: Compensation Nominating & ESG

Mr. Gray provides our Board of Trustees with extensive real estate investment and development, capital markets and corporate finance experience.

Experience and Expertise:

●     CEO/Operations: Leadership and operational experience gained through his more than a decade-long tenure as Chief Executive Officer of a private real estate company for over 13 years.

●     Capital Markets: Deep capital markets background through investment banking experience as a Managing Director of Wachovia Corporation where he led capital markets transactions for REITs and other real estate companies. At Wachovia, he had direct responsibility for the Real Estate Investment Banking, Corporate Banking, Private Equity, Homebuilder Finance and Structured Finance groups.

●     Strategic Planning: Significant expertise developed through his investment banking roles serving as an advisor to boards of directors on equity, debt and mergers/acquisition transactions. In addition, as Chairman of a private real estate company, Mr. Gray has strategic planning experience through various market cycles.

●     Commercial Real Estate: More than three decades of experience in commercial real estate investment as an investment banker and CEO of GrayCo, Inc.

Career Highlights:

●   Chairman and Chief Executive Officer of GrayCo, Inc., a private real estate company that owns and manages apartment communities, master planned community investments and timberlands located throughout the Southeast region of the U.S.; serving as Chief Executive Officer since 2010 and Chairman since 2016

●   Managing Director of Wachovia Corporation from 1997 to 2009

●   Real estate investment banking groups at J.P. Morgan and Morgan Stanley prior to 1997

ARUN GUPTA Age: 55 Trustee since 2022 Committee Experience: Audit & Cyber Risk Compensation, Chair

Mr. Gupta provides our Board of Trustees with extensive mergers and acquisitions/private equity, venture capital and cybersecurity expertise.

Experience and Expertise:

●     Cybersecurity: Recognized cybersecurity expert as a member of the Tech & Cybersecurity Advisory Committee for U.S. Senator Mark Warner and a long-term investor in technology-focused companies.

●     Other Public Company Director: Seasoned public company director of various technology-focused companies.

●     Capital Markets: Significant capital markets experience through venture funding of private companies that have gone public.

●     Strategic Planning: Deep strategic planning expertise overseeing portfolio companies and through his tenure as an undergraduate and graduate-level business school professor.

Career Highlights:

●     Adjunct Entrepreneurship Professor and Senior Advisor to Provost at Georgetown University and Member of Georgetown Entrepreneurship Advisory Board since January 2018

●     Lecturer, Stanford University and Member of Stanford in Washington Advisory Board and Freeman-Spogli Institute of International Studies Advisory Council since April 2019

●     CEO and Board Member of Noble Reach Foundation since September 2022

●     Venture Partner of Columbia Capital, a venture capital firm focused on Enterprise IT, Mobility and Digital Infrastructure, since 2000

●     Tech & Cybersecurity Advisory Committee Member for U.S. Senator Mark Warner

●     Current member of the board of directors of:

–     Daz 3D

–     LMI (formerly Logistics Management Institute)

●     Carlyle Venture Partners from 1998 to 2000 (focused on software investments)

●     Arthur D. Little from 1995 to 1998 (telecom and technology consulting)

● Previously a board director of: – C5 Acquisition Corp. (NYSE:CXAC) – Millennial Media (NYSE:MM) – Altamira – Endgame – 1901 Group – Verato – Webs
JAMIE HANDWERKER Age: 63 Trustee since 2017 Lead Trustee since 2023 Committee Experience: Audit and Cyber Risk Compensation

Ms. Handwerker has extensive experience analyzing and investing in real estate investment trusts and engaging with buy-side investors as a sell-side analyst, providing our Board of Trustees with related insight.

Experience and Expertise:

●     Corporate Finance and Financial Analysis: Significant experience analyzing and investing in real estate and real estate related companies, including REITs, as a sell-side analyst and hedge fund manager.

●     Other Public Company Director: Current member of the Board of Directors of Franklin BSP Realty Trust, Inc., a publicly traded REIT, where she serves on the audit committee and the nominating and corporate governance committee and as chairperson of the compensation committee.

●     Strategic Planning: Strong strategic planning background gained through her oversight of portfolio companies as a partner at KSH Capital, a private equity firm.

●     Commercial Real Estate: Spent over 40 years focused on commercial real estate and investing directly in real estate and indirectly in real estate companies, including REITs.

Career Highlights:

●     Partner of KSH Capital, providing real estate entrepreneurs with capital and expertise to seed or grow their platform, since May 2016

●     Independent director and compensation committee chair of the Board of Directors of Franklin BSP Realty Trust, Inc.

●     Member of the University of Pennsylvania School of Arts & Sciences Board of Overseers

●     Founder and Chairperson of Penn Arts & Sciences Professional Women’s Alliance

●     Previously:

–     Senior roles at Cramer Rosenthal McGlynn LLC, where she managed the CRM Windridge Partners hedge funds

–     Managing Director and Portfolio Manager with ING Furman Selz Asset Management, a NY based holding company operating as a wholly-owned subsidiary of the Dutch financial conglomerate,

–     ING Group

–     Managing Director and Senior Equity Research Analyst (Sell- Side) at the international corporate and investment bank ING Barings and its predecessor, Furman Selz, LLC, where she focused exclusively on real estate companies, including the REIT industry

DERRICK JOHNSON Age: 54 Trustee since 2022 Committee Experience: Audit and Cyber Risk Nominating and ESG

Mr. Johnson has extensive experience in strategy, marketing, business development, finance and operations, specifically logistical operations, within organizations ranging from startups to Fortune 50 companies, providing our Board of Trustees with related insight.

Experience and Expertise:

●     Logistics: Deep logistics background having spent most of his career in the logistic sector, including over 20 years at United Parcel Service (UPS).

●     Operations: Significant operations experience through operational roles at UPS and Agiliti, a medical equipment management and services company.

●     Strategic Planning: Transformational leader with strategic experience at organizations ranging from early-stage startups to Fortune 50 corporations.

●     Corporate Finance and Financial Analysis: Expertise formed through banking and management consulting roles and solidified through senior roles at other publicly-traded companies.

Career Highlights:

●     Senior Vice President of Operations (since March 2021) and Chief Operating Officer (since May 2023) at Agiliti, a medical equipment management and services company

●     Former President of Southeast at United Parcel Service (UPS), holding a variety of strategic and operational roles for over 20 years

●     Member of the Georgia Commission on Freight and Logistics

●     Previously, Mr. Johnson was an Associate of Fixed Income Sales at Citigroup and an Associate at Oliver Wyman (formerly Mercer Management Consulting)

CLAIRE A. KOENEMAN Age: 54 Trustee since 2015 Committee Experience: Compensation Nominating and ESG

Ms. Koeneman has spent many years as a corporate governance expert and strategic advisor to CEOs and boards of directors on all types of communications. She provides our Board of Trustees with extensive public and investor relations knowledge.

Experience and Expertise:

●     Investor Relations: Strong expertise in investor relations having spent her entire career in the public/investor relations and communications sector, specifically transactions, corporate, financial and crisis communications.

●     Risk Management: Significant risk management expertise as an advisor to Fortune 50 companies on crisis communications.

●     Strategic Planning: Established the leading REIT and real estate practice in the U.S. as President of the Financial Relations Board, an investor relations firm, gaining significant strategic planning experience.

●     Corporate Responsibility: Recognized corporate responsibility expert.

Career Highlights:

●     EVP, Managing Director, Financial Communications at Ketchum, a global public relations and communications firm

●     Senior positions at global public relations agencies, including GOLIN and Hill+Knowlton, as well as at Bully Pulpit Interactive, a boutique digital- first communications firm

●     Previously president of Financial Relations Board (FRB), an investor relations firm where she established the leading REIT & real estate practice in the U.S.

NANCY ELIZABETH NOE Age: 59 Trustee since 2021 Committee Experience: Nominating and ESG, Chair

Ms. Noe brings expertise in securities regulation, capital markets transactions and the governance of public companies to our Board of Trustees.

Expertise and Experience:

●     Legal: Over 30 years of experience as a practicing attorney focused on capital markets transactions, mergers/acquisitions, corporate governance and securities regulation.

●     Corporate Responsibility: Deep expertise gained through advising companies on corporate governance best practices.

●     Capital Markets: Significant experience with all aspects of structuring, negotiating and documenting various capital markets transactions.

●     Strategic Planning: Spent many years as an advisor to public and private company boards of directors.

Career Highlights:

●     Chair of the Board of Trustees of Agnes Scott College

●     Former Partner of Paul Hastings LLP, a global law firm, from February 2001 until February 2021 and Chair of the Corporate Department from February 2010 until February 2020

HOWARD ROTH Age: 67 Trustee since 2017 Committee Experience: Audit and Cyber Risk, Chair

Mr. Roth provides our Board of Trustees with extensive public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements.

Experience and Expertise:

●     Audit and REIT Tax: Audit and REIT tax expertise gained through 40 years as a certified public accountant at “Big Four” accounting firms and predecessor firms.

●     Strategic Planning: Strong experience gained as advisory board member to companies in various industries.

●     Commercial Real Estate: Entire career spent focused on real estate companies, including leading the global real estate, hospitality and construction group at Ernst & Young LLP.

●     Risk Management: Deep risk management expertise as a partner in a “big four” accounting firm. As a practice group head, he implemented services for the assurance, tax and regulatory environments and digital solutions focused on cybersecurity and data analytics.

Career Highlights:

●     Principal of HSR Advisors, a consulting firm that provides strategic and financial advice

●     Venture Partner of Blu Venture Investors, a venture capital fund focused on early stage cybersecurity, healthtech, and B2B SaaS.

●     Advisory Board Member of Voyager Space Holdings

●     Advisory Board Member of Hodes Weill & Associates

●     Advisory Board Member of the BlackChamber Group

●     Board Member of Space for Humanity

●     Previously:

–     Advisor to the CEO of Avison Young

–     Partner and the leader of Ernst & Young LLP’s global Real Estate, Hospitality & Construction (RHC) practice

–     Partner of Kenneth Leventhal & Co.

Board Skills

The nominees for our Board of Trustees have a diverse skill set:

Skill:	CEO	Other Public Company Director	Operations	Capital Markets	Corporate Finance	Financial Analysis	Commercial Real Estate	Strategic Planning	Risk Management	Logistics	Legal	Investor Relations	Audit	Corporate Responsibility	Cybersecurity
T. Wilson Eglin	✓		✓	✓	✓	✓	✓	✓	✓			✓
Lawrence L. Gray	✓		✓	✓	✓	✓	✓	✓	✓
Arun Gupta	✓	✓	✓	✓	✓	✓		✓	✓						✓
Jamie Handwerker		✓	✓	✓	✓	✓	✓	✓	✓			✓
Derrick Johnson			✓	✓	✓	✓		✓	✓	✓
Claire A. Koeneman					✓	✓		✓	✓			✓		✓
Nancy Elizabeth Noe				✓	✓			✓	✓		✓			✓
Howard Roth					✓	✓	✓	✓	✓				✓

The absence of a check mark for a particular skill does not mean that the trustee does not possess that qualification, skill, or experience. We look to each trustee to be knowledgeable in these areas; however, the check mark indicates that the item is a particularly prominent qualification, skill, or experience that the trustee brings to our Board of Trustees.

Our Board of Trustees believes that finance/analysis, commercial real estate and strategic planning are core skills for its members. Our Board of Trustees seeks candidates with a variety of skills and in recent years have added additional corporate governance, logistics and cybersecurity expertise.

CORPORATE RESPONSIBILITY

We seek to create a sustainable environmental, social, governance and resilience (“ESG+R”) platform that enhances both our company and shareholder value. We are committed to supporting our shareholders, employees, tenants, suppliers, creditors, and communities as we execute on ESG+R objectives and initiatives. The objectives below are integrated throughout our investment process and contribute to our ongoing long-term success on behalf of our shareholders.

Due to the properties in our portfolio being primarily subject to net leases where tenants are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices, our ability to implement ESG+R initiatives throughout our portfolio may be limited.

The Nominating and ESG Committee of our Board of Trustees oversees our ESG+R strategy and initiatives. Our website has a dedicated Corporate Responsibility section, www.LXP.com/corporate-responsibility, which contains additional information on our ESG+R initiatives and a copy of our most recent Corporate Responsibility Report. The contents of our website are not incorporated into this Proxy Statement.

Awards and Recognition

ESG+R

ENVIRONMENTAL

Developing strategies that reduce our environmental impact and operational costs is a critical component of our ESG+R program. When feasible, we implement base building upgrades and provide tenants with improvement allowance funds to complete sustainability efforts.

Actions	Performance

●     Track and monitor all landlord-paid utilities and track tenant utility data wherever possible.

●     Strategically implement green building certifications to highlight sustainability initiatives and pursue ENERGY STAR® certification for eligible properties annually.

●     Annually evaluate opportunities to improve efficiency, reduce our operating costs and reduce properties’ environmental footprint.

●     Evaluate the opportunity to increase renewable energy across the portfolio.

●     Benchmarked landlord paid energy, water, waste and recycling across the portfolio and working to expand tenant-paid utility coverage.

●     Completed a Greenhouse Gas (GHG) Inventory of our 2022 Scope 1, 2, and 3 GHG Emissions.

●     Obtained green building certifications for eight properties and submitted ENERGY STAR applications for six properties in our portfolio during 2023.

●     Circulated and maintained sustainability-focused resources for tenants and property managers, including a Tenant Fit-Out Guide and an Industrial Tenant Sustainability Guide.

●     Evaluated sustainability and efficiency initiatives across the portfolio in an effort to reduce energy consumption and drive down greenhouse gas emissions.

●     Included ESG+R in metrics for executive cash incentive awards.

Green Building Certifications and Energy Ratings

SOCIAL

We believe that actively engaging with stakeholders is critical to our business and ESG+R efforts, providing valuable insight to inform strategy, attract and retain top talent, and strengthen tenant relationships.

Actions	Performance

●     Routinely engage with our tenants to understand leasing and operational needs at our assets and provide tools and resources to promote sustainable tenant operations.

●     Collaborate with tenants and property managers on health and well-being focused initiatives.

●     Assess our tenant and employee satisfaction and feedback through annual surveys.

●     Circulate ESG+R focused newsletter to tenants and maintain a tenant portal with ESG+R resources.

●     Provide our employees with periodic trainings, industry updates and access to tools and resources related to ESG+R.

●     Provide our employees with health and well-being resources focused on physical, emotional and financial health.

●     Track and highlight the diversity and inclusion metrics of our employees, board and executive management team.

●     Support and engage with local communities through philanthropic volunteer events, focusing on food insecurity and diversity, equity and inclusion initiatives.

●     Incorporate sustainability clauses into tenant leases, allowing collaboration on our ESG+R initiatives.

●     Conducted a tenant feedback survey through Kingsley Associates and achieved a satisfaction score in excess of the Kingsley Associates Index.

●     Engaged with our employees through regular surveys, including an employee satisfaction survey.

●     Organized employee volunteer opportunities at non-profit organizations on Company time and held clothing and food drives.

●     Maintained a paid-time off policy for employees to volunteer in their local communities.

●     Organized step and other health-related challenges for our employees.

●     Provided an employee assistance program with 24/7 unlimited access to referrals and resources for all work-life needs, including access to face-to-face and telephonic counseling sessions, legal and financial referrals and consultations.

●     Awarded as a 2023 Best Company to Work for in New York.

●     Sponsored a women’s mentorship program, where female employees are paired with female mentors for career-related advice and support.

●     Named a 2023 Green Lease Leader with Gold recognition by the Institution for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance.

Key Commitments

Partner Organizations

GOVERNANCE
Transparency to our stakeholders is essential. We pride ourselves on providing our stakeholders with regular reports and detailed disclosures on our operational and financial health and ESG+R efforts.

Actions	Performance

●     Strive to implement best governance practices, mindful of the concerns of our shareholders.

●     Increase our ESG+R transparency and disclosure by providing regular ESG updates to shareholders and other stakeholders and aligning with appropriate reporting to frameworks and industry groups, including GRESB, SASB, GRI and TCFD.

●     Monitor compliance with applicable benchmarking and disclosure legislation, including utility data reporting, audit and retro-commissioning requirements and GHG emission laws.

●     Ensure employees operate in accordance with the highest ethical standards and maintain the policies outlined in our Code of Business Conduct and Ethics.

●     Updated and publicly disclosed our Code of Business Conduct and Ethics, which includes a whistleblower policy, and provide annual training to all employees.

●     Performed enterprise risk assessments and management succession planning.

○     Placed 3rd in U.S. Industrial Distribution/Warehouse Listed peer group.

○     Achieved a Real Estate Benchmark score of 74, a five-point increase compared to 2022.

○     Received Public Disclosure Score of 96 (A), above the comparison group and global group average, and placed first in U.S. Industrial Peer Group.

●     Published 2022 Corporate Responsibility Report, aligned with GRI, SASB, SDGs and TCFD.

●     Maintained a Stakeholder Engagement Policy to disclose our process when working with our key stakeholders, including investors, property management teams and tenants.

●     Continued to support the UN Women’s Empowerment Principles and the CEO Action for Diversity & Inclusion.

●     Conducted annual ESG+R training for asset managers.

Reporting and Transparency

RESILIENCE
We believe that our resilience to climate change-related physical and transition risks is critical to our long-term success.
Actions	Performance

●     Align our resilience program with the Task Force on Climate- Related Financial Disclosures (“TCFD”) framework.

●     Evaluate physical and transition climate-related risks as part of our acquisition due diligence process.

●     Utilize climate analytics metrics to (1) identify physical risk exposure across the portfolio, (2) identify high risk assets and (3) implement mitigation measures and emergency preparedness plans.

●     Assess transition risks and opportunities arising from the shift to a low-carbon economy, including market, reputation, policy, legal and technology risk and opportunities.

●     Engaged a third-party consultant to conduct ESG+R assessments on all acquisitions.

●     Continued to be a supporter of the TCFD reporting framework.

●     Engaged a climate analytics firm to evaluate physical risk due to climate change across the portfolio.

In addition to the items disclosed elsewhere, we maintain the following corporate governance practices:

Proxy Access	Our bylaws provide for proxy access.
Trustee Refreshment

Our Board of Trustees began a refreshment process in 2015. Since 2015, we have added seven new independent trustees. Pursuant to the retirement policy set forth in our Corporate Governance Guidelines, the Board of Trustees may not nominate a trustee for re-election unless he or she will be 75 years of age or younger on the first day of such Board term.

Management Succession Plan	On at least an annual basis, our Chief Executive Officer submits a management succession plan that provides for the ordinary course and emergency succession for our Chief Executive Officer and other key members of management, which is reviewed by the Nominating and ESG Committee and the Board of Trustees. During 2023, at each quarterly meeting of our Board of Trustees, our Board of Trustees either discussed, or was given the opportunity to discuss, the succession plan during its executive sessions.
Self-Assessment	Our Board of Trustees and its committees each perform an annual self- assessment under the direction of the Nominating and ESG Committee. For the 2023 cycle, this assessment was facilitated by the Trust’s outside corporate counsel and included individual interviews with each trustee and a peer review.
Board Independence	Our Board of Trustees is 87.5% independent.
Independent Lead Trustee

We have an Independent Lead Trustee with robust duties because our Chairman is also our Chief Executive Officer. The duties of the independent Lead Trustee include:

■     Preside at all meetings of the Board of Trustees at which the Chairman is not present.

■     Preside at all executive sessions of the non-management trustees and independent trustees and set the format and agenda, with input from other independent trustees, at such executive sessions.

■     Call additional meetings of the non-management trustees and independent trustees, as deemed necessary.

■     Facilitate discussion and open dialogue among the independent trustees during Board of Trustees meetings, executive sessions and outside of Board of Trustees meetings.

■     Serve as principal liaison between the independent trustees and the Chairman and management.

■     Communicate to the Chairman and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent trustees in executive sessions or outside of meetings of the Board of Trustees.

■     Provide the Chairman with comment to Board of Trustees meeting agendas and meeting schedules.

■     Periodically meet with independent trustees, as a group or individually, to discuss Board of Trustees and committee performance, effectiveness and composition.

■     If appropriate, and in coordination with executive management, be available for consultation and direct communication with major shareholders.

The Lead Trustee is selected and appointed by the independent members of the Board of Trustees following recommendation by the Nominating and ESG Committee. The Nominating and ESG Committee seeks input from all trustees and outside advisors when making a recommendation on the Lead Trustee.

Anti-Pledging/Hedging	We prohibit margin and/or pledging and/or hedging arrangements by our trustees, executive officers and employees.
Insider Trading Policy	We believe it is improper and inappropriate for our employees, officers and trustees to engage in short-term or speculative transactions involving our common shares or other securities. We maintain an insider trading policy that restricts trading in our securities during certain times and requires covered persons, including employees, officers and trustees, to obtain approval prior to trading in our securities. Executive officers and trustees complete annual questionnaires to confirm their compliance with our insider trading policy.
Share Ownership	We have the following common share beneficial ownership requirements (after a phase-in period):

●    Chief Executive Officer: at least six times annual base salary.

●    Three next most highly compensated executive officers: at least three times annual base salary.

●    The fifth most highly compensated executive officer: at least two times annual base salary.

●    Non-management trustees: at least three times annual retainer.

Share Retention	We require our executive officers to maintain beneficial ownership of at least 50% of any common shares acquired by them through our equity award plans from the later of November 2009 and the date of appointment as an executive officer of the Company, including, without limitation, through option awards and vesting of restricted shares, after taxes and transaction costs, until retirement or other termination of employment.
Anti-Bribery/Anti-Corruption	We maintain anti-bribery and anti-corruption policies in our employee handbook and Code of Business Conduct and Ethics. Employees annually certify compliance with our policies, including our employee handbook and Code of Business Conduct and Ethics.
Trustee Compensation	Our non-management trustees are paid 67% of their base annual retainer in our common shares, which we believe further aligns their interests with shareholders.
Share Options	Our equity plan prohibits cash buyouts of underwater options.
Tax Gross-Ups	We have no tax gross-ups or single-trigger change-in-control severance arrangements.
Tenure	The average tenure of our independent trustees is less than six years as of the date of this proxy statement.
Declawed Blank Check Preferred	Blank check preferred shares cannot be issued as a “takeover” defense.
Shareholder Written Consent	Shareholders can act by written or electronic consent to the same extent shareholders can act at a meeting at which all shares are present and voted.
Special Meetings	Shareholders holding at least 25% of our outstanding common shares can call a special meeting of the shareholders.
No Exclusive Venue/Forum	There is no exclusive venue or forum for shareholder litigation.
No Fee Shifting	There is no fee shifting provision for unsuccessful shareholder litigants.
No Poison Pill	We do not have a poison pill.
Bylaw Amendment	Shareholders have concurrent power to amend our bylaws.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Trustees

Our Board of Trustees held 10 meetings during the fiscal year ended December 31, 2023. Each individual that was a trustee at the time of such meetings attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he or she served during the year.

All our then trustees attended the 2023 Annual Meeting of Shareholders, which was held on May 23, 2023.

Outside Commitments:

●	Service on the Board of Trustees requires significant time and attention, and our trustees are expected to spend the time needed and meet as often as necessary to discharge their responsibilities. Our Nominating and ESG Committee considers competing outside commitments in making its trustee nomination recommendations.

●	Our Corporate Governance Guidelines provide that when a trustee’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board of Trustees, the trustee shall tender a letter of resignation to the Nominating and ESG Committee and the Nominating and ESG Committee shall consider whether the change will impair the trustees effectiveness and then recommend to the Board of Trustees whether to accept the proposed resignation.

●	Our Corporate Governance Guidelines also provides that (i) trustees should advise the chairperson of the Nominating and ESG Committee and the CEO before accepting membership on other boards of directors/trustees or any audit committee or other significant committee assignment on any other board of directors/trustees, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments or a change in the trustee’s relationship to the Trust, and (ii) trustees should not serve on more than three other boards of public companies, and (iii) no member of the Audit and Cyber Risk Committee should serve on more than three public company audit committees (including the Trust’s Audit and Cyber Risk Committee).

●	No trustee serves on the board of three or more other public companies.

Independence:

●	Our Corporate Governance Guidelines and the rules and regulations of the New York Stock Exchange (the “NYSE”) each require that a majority of our Board of Trustees are “independent” as that term is defined in the rules and regulations of the NYSE.

●	The Nominating and ESG Committee, on behalf of our Board of Trustees, performed its annual independence review and determined that, except for Mr. Eglin, our trustees are independent. Mr. Eglin is not independent because of his role as an executive officer of LXP.

Committees of our Board of Trustees

Our Board of Trustees has three standing committees: Audit and Cyber Risk Committee, Compensation Committee and Nominating and ESG Committee. Each of our committees consists solely of trustees meeting the independence requirements of applicable NYSE rules and our independence standards and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and our Audit and Cyber Risk Committee consists solely of trustees meeting the independence requirements of Rule 10A-3 under the Exchange Act.

Each committee operates under a written charter, all of which were reviewed by the Nominating and ESG Committee, the respective members of the applicable committee and the Board of Trustees during 2023. The charters of each of our standing committees are available on our web site at www.LXP.com. The contents of our website are not incorporated into this Proxy Statement.

Each committee operates with transparency and every trustee is invited to attend quarterly in-person meetings of each committee and the quarterly Audit and Cyber Risk Committee meetings to review our financial statements, regardless of committee membership.

Audit and Cyber Risk Committee Members: Howard Roth (Chair) Arun Gupta Jamie Handwerker Derrick Johnson Independence: All Meetings in 2023: 8

Summary of Responsibilities:

Overseeing:

○     the integrity of our financial statements;

○     the qualifications, independence and performance of our independent registered public accounting firm;

○     the performance of the personnel responsible for the Trust’s internal audit function;

○     our policies and practices with respect to publicly disclosed non-GAAP measures;

○     the assurance of our ESG information;

○     management in connection with key risks and our enterprise risk management, including enterprise cybersecurity, privacy and data security risks;

○     technology and information systems; and

○     compliance with legal and regulatory requirements.

Appointing, setting compensation for, retaining and overseeing the work of the independent registered public accounting firm.

Pre-approving all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company.

Our Board of Trustees has determined that Mr. Roth qualifies as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K and that all members of the Audit and Cyber Risk Committee are financially literate under NYSE rules.

The Audit and Cyber Risk Committee previously adopted an Internal Audit Charter, which formalizes the internal audit function of the Company. For the year ended December 31, 2023, the Audit and Cyber Risk Committee retained Ernst & Young LLP to provide internal audit assistance.

Compensation Committee Members: Arun Gupta (Chair) Lawrence L. Gray Claire A. Koeneman Jamie Handwerker Independence: All Meetings in 2023: 6

Summary of Responsibilities:

Reviewing and approving of:

○    corporate goals and objectives relevant to executive officer compensation;

○    evaluating executive officer performance; and

○    determining and approving executive officer compensation.

Determining and approving the compensation of non-employee members of the Board of Trustees.

Reviewing and approving incentive-compensation and equity-based plans.

Overseeing the drafting and reviewing of the Compensation Disclosure & Analysis and related disclosures.

Preparing and approving an annual report of the Compensation Committee.

Nominating and ESG Committee Members: Nancy Elizabeth Noe (Chair) Lawrence L. Gray Jamie Handwerker Claire A. Koeneman Independence: All Meetings in 2023: 4

Summary of Responsibilities:

Identifying individuals qualified to become trustees.

Assisting the Board of Trustees in fulfilling its oversight responsibilities with regard to, including, but not limited to, environmental, climate change, human capital, health and safety, corporate social responsibility, sustainability, philanthropy, corporate governance, reputation, diversity, equity and inclusion, community issues, political contributions and lobbying and other public policy matters (including our Human Rights Policy) relevant to the Trust.

Leading the annual independence review and self-evaluation of the Board of Trustees and its committees and making recommendations for service on committees.

Overseeing succession planning for the Board of Trustees and our executive management.

Monitoring the refreshment and diversification of the membership of the Board of Trustees.

In an effort led by the Nominating and ESG Committee, each committee annually reviews its charter and makes recommended revisions.

Each committee has the authority to consult with its own legal or other advisors, all in accordance with the authority granted to such committee under its charter. Each committee may form and delegate authority to subcommittees when and as such committee deems necessary and appropriate.

Board Leadership Structure and Strategy and Risk Oversight

Our board leadership structure currently consists of an independent Lead Trustee and an executive Chairman. Our Board of Trustees currently believes that it is appropriate to combine the positions of Chairman and Chief Executive Officer at this time due to Mr. Eglin’s critical role in creating and implementing our current strategy. Mr. Eglin has guided us through various market cycles and our transformation from a diversified net-

lease REIT into an industrial REIT, and our Board of Trustees believes that he is the appropriate person to continue to serve as our Chairman.

Our Board of Trustees believes that a Lead Trustee, who is independent, is necessary and appropriate to provide additional, independent leadership to the Board. Our Corporate Governance Guidelines provide that the Lead Trustee shall have the authority and specific responsibilities set forth under “Corporate Responsibility—Governance—Independent Lead Trustee,” above.

Ms. Handwerker has been our independent Lead Trustee since May 23, 2023. Ms. Handwerker has experience as a sell-side analyst, a hedge fund manager and a direct real estate investor and she is also an independent board member of another publicly traded real estate investment trust, which our Board of Trustees, including the members of the Nominating and ESG Committee, believed made her a candidate suitable for our Lead Trustee.

Strategy and risk are an integral part of our Board of Trustees and Committee deliberations throughout the year. Management regularly updates, and reports to our Board of Trustees with respect to, our business plan. Management also performs a quarterly fraud risk assessment, which is reported to our Board of Trustees. The quarterly fraud risk assessment assesses the critical risks we face (e.g., strategic, operational, financial, legal/regulatory, and reputational), their relative magnitude and management’s actions to mitigate these risks. In addition, the Audit and Cyber Risk Committee assists our Board of Trustees with the oversight of our risk management program, including its oversight of our internal audit function, enterprise risk management and cybersecurity risks.

Cybersecurity

As a smaller company, we use third-party vendors to assist us with our network and information technology requirements. Since 2019, BDO USA, LLC has provided us with virtual chief technology officer services, including chief information security officer services. In 2022, Mr. Gupta, a cyber security expert, joined our Board of Trustees. Mr. Gupta has significant experience in, among other areas, emerging technologies and coordinating national security and technology policy.

On at least a quarterly basis, we and BDO USA, LLC report to our Board of Trustees or the Audit and Cyber Risk Committee on information technology matters. On a regular basis, our Audit and Cyber Risk Committee commissions an internal audit or assessment of our cybersecurity practices and receives a report from our internal auditor on our cybersecurity risks. In addition, our management participates in annual tabletop exercises and simulations as part of our business continuity, incident response and disaster recovery planning.

Please see our Annual Report on Form 10-K for the year ended December 31, 2023, for more information on our processes and procedures for addressing and managing cybersecurity risks.

Shareholder Nominations

Our Board of Trustees believes that the Nominating and ESG Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph. The Nominating and ESG Committee intends to consider nominees recommended by shareholders, but only if the submission of a recommendation includes a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications, contact information for personal and professional references, the name and address of the shareholder who is submitting the candidate for nomination, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate for nomination. Submissions should be made to: LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401, Attention: Secretary. The Nominating and ESG Committee’s consideration process includes completion of a standard questionnaire, a background check and interviews with the Nominating and ESG Committee and other members of the Board of Trustees. The Nominating and ESG Committee has no obligation to recommend such candidates for nomination.

In recommending candidates for membership on our Board of Trustees, the Nominating and ESG Committee’s assessment includes consideration of issues of judgment, diversity, expertise, and experience. The Nominating and ESG Committee believes that a diverse board is one that includes differences of viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating and ESG Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise, or specialized skills, (iv) possess personality traits and backgrounds that fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the duties of a trustee.

The Nominating and ESG Committee follows legal and regulatory requirements, such as those relating to independence, and gives due consideration to characteristics, such as race, gender, ethnicity and sexual orientation.

Our Board of Trustees believes its effectiveness is enhanced by being comprised of individuals with diverse skills, experience and backgrounds that are relevant to the role of our Board of Trustees and the needs of our business. The objective of our Board of Trustees is to foster a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. Accordingly, the Nominating and ESG Committee regularly reviews the changing needs of our business and the skills, experience and backgrounds of its members, with the intention that our Board of Trustees will be periodically “renewed” as certain Trustees rotate off and new Trustees are recruited. Our Board of Trustee’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity, experience and a collaborative approach with each other and our Chief Executive Officer.

After completing this evaluation and review, the Nominating and ESG Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and ESG Committee.

To the extent there is a vacancy on our Board of Trustees, the Nominating and ESG Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. Our Board of Trustees currently consists of eight individuals. However, the size of our Board of Trustees may increase in the future by a limited number to further diversify and refresh the membership of our Board of Trustees.

In addition, our bylaws provide that any shareholder that complies with the “advance notice” or “proxy access” provisions in our bylaws may also nominate individuals for election to our Board of Trustees. See “Q&A—How do I nominate a trustee or submit a proposal for the 2025 Annual Meeting of Shareholders?”

Shareholder Communications

Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquiries to our General Counsel by mail sent to our principal office located at 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/ Shareholder-Non-Management Trustee Communication,” as the case may be.

Complaint Procedures for Accounting and Auditing Matters

We have established “whistleblower” procedures set forth in our Code of Business Conduct and Ethics for (1) the receipt, retention and treatment of complaints and allegations regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by Covered Persons (as defined therein) of concerns regarding Accounting Matters. Under these procedures, anyone with concerns regarding accounting matters or otherwise, may, as applicable, report their concerns to our compliance hotline by telephone at 844-502-7786 or on the web at http://LXP.ethicspoint.com. Complaints are reviewed by the Chairman of the Audit and Cyber Risk Committee and our General Counsel, as appropriate, and reported to our Board of Trustees on an as needed basis, but not less than quarterly. In the event of a complaint, our internal and external auditors are informed and we work with our outside legal counsel to investigate the complaint.

Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines

Our Internet address is www.LXP.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, other filings with the SEC, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such materials with the SEC. We also have made available on our web site copies of our current Audit and Cyber Risk Committee Charter, Compensation Committee Charter, Nominating and ESG Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, updated copies will also be made available on our web site. The contents of our website are not incorporated into this Proxy Statement.

You may request a copy of any of the documents referred to above, without charge to you, by contacting us at the following address, email or telephone number:

LXP Industrial Trust

515 N. Flagler Drive, Suite 408

West Palm Beach, FL 33401

Attention: Investor Relations ir@lxp.com

(212) 692-7200

Certain Relationships and Related Transactions

Policy. Under our policy regarding the review, approval and ratification of any related party transaction, the Audit and Cyber Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit and Cyber Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related amendment to, or waiver of any provision of, our Code of Business Conduct and Ethics for executive officers or trustees must be approved by the Nominating and ESG Committee (consisting of the non-conflicted members) and will be promptly disclosed to our shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the NYSE.

Any related party transaction will be consummated and continue only if the Audit and Cyber Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

(3)	any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law, or sister-in-law; and

(4)	any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner, principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Indemnification Agreements. Our trustees and certain of our executive officers have entered into indemnification agreements with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

Hedging Policy

We have adopted a policy that prohibits our trustees, officers and employees, as well as certain of their immediate family members, from buying or selling Company securities while in possession of material, non- public information. In addition, we have adopted a policy prohibiting trustees, officers, and employees from pledging our securities and from establishing short positions and hedging transactions, including through prepaid variable forwards, equity swaps, collars and exchange funds.

Charitable Contributions

We maintain a charitable giving policy to help us make charitable contributions with an emphasis in the areas of food insecurity, children and education. We seek input from our employees before making charitable contributions. The charities we support are located in the cities where we maintain corporate offices. During 2023, we did not make any charitable contribution to any tax-exempt organization in which any independent trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

During 2023, none of the members of the Compensation Committee were or had been one of our executive officers. Further, none of our executive officers have ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

Employee Stock Purchase Plan

We maintain an Employee Stock Purchase Plan, which provides an opportunity for employees to elect to purchase common shares at 95% of the fair market value on the date of purchase. Employees participate through payroll deductions.

EXECUTIVE OFFICERS

The following sets forth certain information as of the date of this Proxy Statement concerning our executive officers:

T. Wilson Eglin Chairman, Chief Executive Officer & President	59	Mr. Eglin’s business experience is set forth in this Proxy Statement under “Trustee Nominees” on page 13.
Beth Boulerice Executive Vice President, Chief Financial Officer & Treasurer	59	Ms. Boulerice is an Executive Vice President and serves as Chief Financial Officer and Treasurer. She previously served as our Chief Accounting Officer. Prior to joining the firm in 2007, Ms. Boulerice was employed by First Winthrop Corporation and was the Chief Accounting Officer of Newkirk Realty Trust. She graduated from the University of Rhode Island and is a Certified Public Accountant.
Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel & Secretary	49	Mr. Bonventre is an Executive Vice President and serves as Chief Operating Officer, General Counsel and Secretary. Prior to joining us in September 2004, he was an associate in the corporate department of the law firm now known as Paul Hastings LLP. He received his B.A. from New York University in 1998 and his J.D. from Benjamin N. Cardozo School of Law/Yeshiva University in 2001. Mr. Bonventre is admitted to practice law in the State of New York.
Brendan Mullinix Executive Vice President & Chief Investment Officer	49	Mr. Mullinix is an Executive Vice President and serves as Chief Investment Officer. He joined us in 1996 and previously served as a Senior Vice President and a Vice President. Mr. Mullinix graduated from Columbia College, Columbia University.

James Dudley Executive Vice President & Director of Asset Management	43	Mr. Dudley is an Executive Vice President and Director of Asset Management. He has been with us since 2006 and has held various roles within the Asset Management Department. Prior to joining the firm, Mr. Dudley was employed by ORIX Capital Markets. Mr. Dudley has a B.A. from Angelo State University and an M.S. from The University of Texas at Arlington.
Nabil Andrawis Executive Vice President & Director of Taxation	53

Mr. Andrawis is an Executive Vice President and serves as Director of Taxation. Prior to joining us in 2002, he was employed by Vornado Realty Trust and Deloitte & Touche LLP. Mr. Andrawis was previously the Co-Chairman of the National Association of Real Estate Investment Trusts State and Local Tax Subcommittee. Mr. Andrawis graduated from The Bernard M. Baruch College and is a Certified Public Accountant.

Mark Cherone Senior Vice President & Chief Accounting Officer	42	Mr. Cherone is a Senior Vice President and serves as Chief Accounting Officer. Prior to joining us in March 2019, he served as Corporate Controller for Brandywine Realty Trust since 2012. Mr. Cherone graduated from The Pennsylvania State University and is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction.

2023 Company Highlights. During 2023, our management team accomplished the following1:

Investment Execution

●	Meaningful progress made in development program
○	Invested $122 million in development projects
○	Completed core and shell construction of 4.2 million square feet of new development
○	Placed 1.8 million square feet of industrial development into service
○	Leased 1.9 million square feet in development portfolio

●	Continued to strengthen the quality of portfolio
○	Sold $100 Million of non-core assets
○	Decreased virtually all consolidated office portfolio exposure, with the two remaining office assets under contract for sale

Operational Performance

●	Achieved robust leasing volume with strong mark-to-market outcomes
○	Leased 6.8 million square feet
▪	Increased Industrial Base and Cash Base rents by ~52% and ~37%, respectively, with 3.7% average annual escalators (adjusted for fixed renewals)2,3

●	Eliminated industrial portfolio vacancy and increased same-store NOI growth
○	Stabilized portfolio 100% leased[4]
○	Same-store NOI growth of 4.1%

Balance Sheet Flexibility

●	Capitalized on refinancing opportunities
○	Executed a $300 million bond issuance (aggregate principal amount of 6.75% senior notes due November 2028)[5]
○	Extended $300 million 2025 term loan to 2027

●	Reduced leverage
○	6.0x net debt to Adjusted EBITDA

Financial Performance

●	Delivered strong financial results
○	Produced Adjusted Company FFO of $0.70 per common share

●	Increased quarterly dividend
○	$0.02 annualized dividend increase authorized by Board of Trustees represents a 4% increase over prior year

1. As of  12/31/2023.  See Appendix A for definitions and reconciliations of Non-GAAP financial measures. 2. For leases with escalations.  3. Including fixed renewals, Base and Cash Base rental increases are 40.1% and 27.0%, respectively, with 3.6% average annual escalators.   4. Stabilized portfolio. 5. Notes issued at price of 99.423% of the principal amount.

Named Executive Officers. Our named executive officers are:

Name	Title
T. Wilson Eglin	Chairman, Chief Executive Officer and President
Beth Boulerice	Executive Vice President, Chief Financial Officer and Treasurer
Joseph S. Bonventre	Executive Vice President, Chief Operating Officer, General Counsel and Secretary
Brendan P. Mullinix	Executive Vice President and Chief Investment Officer
James Dudley	Executive Vice President and Director of Asset Management

Compensation Committee Responsibility and Philosophy. The Compensation Committee administers the compensation policies and programs for our named executive officers and regularly reviews and approves our compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and ensure that management’s interests are aligned with the interests of our shareholders. The Compensation Committee believes that the compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the compensation program’s objectives are to:

●	maintain a transparent compensation program that is easy for all of our shareholders to understand;

●	further align the interests of our named executive officers with those of our shareholders;

●	strengthen the relationship between executive pay and company performance; and

●	retain key members of management.

The Compensation Committee believes that the business judgment of its members is necessary to properly evaluate and design an executive compensation program.

2023 “Say on Pay” Advisory Vote

In 2023, approximately 96.8% of the votes cast voted “FOR” the compensation of our named executive officers as disclosed in the related proxy statement, which has been consistent with the votes for the previous years.

Based on such approvals and the discussion held with our shareholders, the Compensation Committee has largely maintained the compensation framework approved in 2023 for 2024 with modifications for our 2024 business plan objectives.

Executive Compensation Best Practices.

The following is a summary of our executive compensation practices:

What we do:	What we don’t do:

  We pay for performance

 We disclose our compensation programs with transparency

 We assess compensation risk

 We use an independent compensation consultant

 We use competitor and size-based peer groups

 We require hold periods and have minimum share ownership guidelines

 We have a robust clawback policy

We do not provide tax gross-up payments

 We do not have excessive severance arrangements or single-trigger change in control severance payments

 We do not encourage unnecessary or excessive risk taking as a result of our compensation policies

 We do not guarantee compensation or uncapped bonus payments

 We do not allow for repricing of stock options.

 We do not allow hedging or pledging of our stock

Independent Compensation Consultant

During 2023, the Compensation Committee retained Ferguson Partners Consulting, L.P., a nationally known executive compensation and benefits consulting firm, which we refer to as FPC. Other than reviewing and advising the Compensation Committee with respect to executive and trustee compensation, FPC does not provide any non-executive compensation or other services for us. As a result, FPC is an independent compensation consultant. Management does not retain any executive compensation consultant.

Peer Group Benchmarking Analysis.

We are always competing for the best talent with our direct industry peers and with the broader market. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies and the broader market to ensure that we continue to offer a relevant and competitive executive pay program each year. Throughout this Compensation Discussion and Analysis, we refer to two distinct peer groups, as described below, which were recommended by FPC and approved by the Chair of the Compensation Committee in 2023.

●	Competitor Peer Group. For 2023, this group consisted of 11 public REITs, which are either (1) our competitors for industrial property acquisitions and tenants in the single-tenant industrial space or (2) owners of a portfolio of primarily net-leased assets. The companies included in this peer group are as follows:

Broadstone Net Lease, Inc.	EastGroup Properties, Inc.	Essential Properties Realty Trust, Inc.
First Industrial Realty Trust Inc.	Getty Realty Corp.	NNN REIT, Inc.
Rexford Industrial Realty, Inc.	STAG Industrial, Inc.	Spirit Realty Capital, Inc.
Terreno Realty Corporation	W.P. Carey Inc.

This competitor peer group helped the Compensation Committee understand how each named executive officer’s total compensation compares with the total compensation for reasonably similar positions at our most direct REIT competitors.

●	Size Peer Group. For 2023 this group consisted of 20 public REITs, which operate across multiple asset classes and are similar in size to our total capitalization. The total capitalization range for this peer group was $2.95 billion to $5.6 billion as of October 31, 2023. Our total capitalization was at approximately the 36th percentile ($4.0 billion) of this peer group as of October 31, 2023. The companies included in this peer group are as follows:

Acadia Realty Trust	American Assets Trust, Inc.	Apple Hospitality REIT, Inc.
Broadstone Net Lease, Inc.	COPT Defense Properties	Empire State Realty Trust, Inc.
Essential Properties Realty Trust, Inc.	Four Corners Property Trust, Inc.	JBG SMITH Properties
National Health Investors, Inc.	Paramount Group, Inc.	Pebblebrook Hotel Trust
Physicians Realty Trust	Retail Opportunity Investments Corp.	RLJ Lodging Trust
Sabra Health Care REIT, Inc.	SITE Centers Corp.	Tanger Factory Outlet Centers, Inc.
Urban Edge Properties	Veris Residential, Inc

The size-based peer group helped the Compensation Committee compare our overall compensation practices against a broader mix of REITs to ensure that our compensation practices are reasonable due to the size of our organization. The Compensation Committee generally focuses on the average of the two peer groups, except in cases where such average is determined to be excessive in light of the circumstances.

Although the two peer groups are comprised solely of REITs, we also compete for talent with other public and private companies in the locations where our employees reside. Therefore, we also consider other information regarding market trends in compensation in addition to the data derived from these peer group reviews.

FPC prepared a compensation study for the Compensation Committee that contains:

●	a summary of market findings;

●	high-level performance information and its impact on compensation trends within the real estate industry;

●	certain background information, including size and performance statistics for our company and the peer group constituents; and

●	the results of a competitive benchmarking analysis for our named executive officers and certain other employees on both an individual and aggregate basis.

Determining the Amount of Each Element of Compensation.

The Compensation Committee reviews the performance of each of our named executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and tenure with us, (3) the individual’s performance and contribution to our performance, (4) our performance against annual objectives set forth in management’s business plan, and (5) competitive salaries. The Compensation Committee considers the results of compensation studies prepared for it by FPC and by industry and trade associations.

Our Chief Executive Officer assists in the annual review of our other named executive officers and makes recommendations to the Compensation Committee. However, the Compensation Committee makes all determinations with respect to the actual compensation of our named executive officers, including our Chief Executive Officer.

The independent compensation consultant provides the following services to the Compensation Committee:

●	Management Data Collection:

○	reviewing historical pay philosophy and practices;

○	confirming the existing compensation philosophy; and

○	reviewing the Chief Executive Officer’s recommendations.

●	Compensation Guidance and Commentary:

○	providing initial thoughts and reactions to the Chief Executive Officer’s recommendations given current market practices and performance;

○	providing thoughts and perspectives on the broader REIT market, from a compensation perspective, based on ongoing conversations with executives/board members and up-to-date compensation data; and

○	providing a compensation study described above and recommendations regarding peer group data.

Compensation Risk Assessment

The Compensation Committee does not believe our executive compensation programs encourage unnecessary or excessive risk taking for the following reasons:

●	There are no guaranteed minimum payouts.

●	The annual cash incentive opportunity does not rely on total shareholder return ("TSR").

●	The annual cash incentive opportunity is based on multiple operational performance metrics.

●	We use two adjusted/non-GAAP metrics in our compensation opportunities, but we regularly disclose these metrics, including reconciliations, and analysts and investors use these metrics to compare us to our peers.

●	The annual long-term incentive opportunity has a three-year performance period based on TSR relative to a competitor peer group and an index.

While we are focused on long-term shareholder value, the Compensation Committee believes that three-year vesting for share awards is an appropriate length of time due to the need to retain our executives and reward results. Furthermore, our Compensation Committee believes the overall amount of our long-term incentive awards is appropriate in relation to our executive compensation program.

We also pay dividends currently on the time-based portion of our annual long-term incentive awards and dividends accrue on the performance-based portion of our annual long-term incentive awards and are paid upon, and to the extent of, vesting. Since we are a REIT, dividends are a necessary part of our business. Furthermore, all dividends are declared by our Board of Trustees and none of the dividends on long-term incentive awards are preferential. Accordingly, we do not believe that dividends are a risk in our compensation arrangements.

We maintain a clawback policy, which complies with applicable NYSE rules. As mandated by such rules, if the Trust is required to prepare an accounting restatement of its GAAP financial statements, the Trust will recover any incentive compensation received by any covered person during the fiscal years pertaining to the restatement that was in excess of the amount that otherwise would have been paid, giving effect to the restated results.

Pay for Performance.

A significant portion of the total target compensation for our named executive officers is in the form of performance-based incentive compensation, with the only “fixed” or “guaranteed” compensation in the form of annual base salaries and time-based long-term incentive awards.

In setting the pre-defined objective performance measures for the annual cash incentive target opportunity, multiple factors are considered, and the Compensation Committee believes the plan is balanced across our operations with reference to our business plan.

For 2023, our executive compensation plan resulted in the following pay mix for the total target compensation:

Recap of 2023 Executive Compensation Program.

The 2023 executive compensation program consisted of (1) base salary, (2) annual cash incentive opportunity, and (3) annual long-term incentive opportunity.

Base Salaries and Annual Cash Incentive Awards. Base salaries and annual cash incentive opportunity under the 2023 executive compensation program were as follows:

Officer	2023 Base Salary	Threshold		Target		Maximum
T. Wilson Eglin	825,000	56.25%	$464,063	112.5%	$928,125	225%	$1,856,250
Beth Boulerice	465,000	50%	$232,500	100%	$465,000	200%	$930,000
Joseph S. Bonventre	515,000	50%	$275,500	100%	$515,000	200%	$1,030,000
Brendan P. Mullinix	460,000	50%	$230,000	100%	$460,000	200%	$920,000
James Dudley	375,000	50%	$187,500	100%	$375,000	200%	$750,000

Seventy percent (70%) of the annual cash incentive opportunity was based on pre-defined objective measures (from January 1, 2023 to December 31, 2023) and 30% was based on subjective measures.

Objective Measures

The following sets forth the pre-defined objective measures, the weighting and the rationale for each measure. In the first quarter of 2024, the Compensation Committee evaluated the Company’s performance on the objective and subjective measures and made the determinations as detailed below.

	Weighting	Target	Actual at 12/31/2023	Determination
Investments	30%			Target
Stabilized Development Square Feet		2.8 million	1.93 million
Stabilized Development # of Buildings		6	3
Stabilized Development Pre-Promote Yield		>6.5%	>7%

Rationale: Stabilization of our development pipeline was a primary part of our 2023 business plan.

Result: We made meaningful progress on our development pipeline during 2023 and leased 1.93 million square feet over four leases. We stabilized three buildings and a portion of our two-building Tampa, Florida development project. Our stabilized development pre-promote yields continue to be strong and in excess of our original underwriting. Due to the equal weighting of each sub-metric, target was achieved.

	Weighting	Target	Actual at 12/31/2023	Determination
Dispositions	5%			Threshold
Non-Core/Other Volume		$167 million	$120.5 million

Rationale: Our 2023 disposition plan contemplated the sale of our remaining office/other properties other than the two office assets in Fort Mill, South Carolina (due to the lease expirations in 2024 for those assets) and the sale of certain industrial properties outside of our target markets, which would allow us to recycle out of non-core assets and into assets in our target markets, which we believe have better growth prospects.

Result: We were able to recycle out of additional office assets and non-target market assets during 2023 and use the proceeds to fund our development pipeline.

	Weighting	Target	Actual at 12/31/2023	Determination
Portfolio Management	30%			Target/Maximum
Industrial Percent Leased		99%	100%
Industrial Same-Store NOI Growth		4%	4.1%
Warehouse/Distribution Leasing Spreads		>25%	>30%

Rationale: We believe that the embedded mark-to-mark opportunity in our portfolio is one of the main selling points with investors. We believe management should be appropriately incentivized to proactively renew leases or release spaces. We added industrial percent leased for 2023 as occupancy is a key metric that we and our investors review.

Result: We had strong leasing activity in 2023, which led to 100% occupancy in our stabilized industrial portfolio, strong same-store NOI growth and raised Base and Cash Base rents by 52% and 37%, respectively, excluding fixed-rate renewals.

	Weighting	Target	Actual at 12/31/2023	Determination
Balance Sheet	20%			Target
Credit Rating		Maintain current ratings	Maintained
Net Debt to Adjusted EBITDA Ratio		6.0x	6.0x

Rationale: Our strategy has been to maintain a strong balance sheet that can weather market cycles.

Result: During 2023, we strengthened our balance sheet by effectively extending our debt maturities to 2027. Our credit ratings were unchanged over the course of 2023.

	Weighting	Target	Actual at 12/31/2023	Determination
ESG	15%			Target/Maximum
ISS Monthly Governance Score Average		2	1
GRESB Real Estate Assessment Score compared to Peer Average		105%	110%
Tenant satisfaction survey result compared to Kingsley Index		104%	101%
Green Lease Leader		Gold	Gold
Employee Satisfaction		Neutral	Positive

Rationale: Our ESG platform continues to expand and obtain recognition despite the properties in our portfolio primarily being subject to net leases where tenants are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices, and our ability to implement ESG initiatives throughout our portfolio is limited. We believe it is appropriate to hold management accountable for furthering ESG initiatives by incorporating ESG metrics into our executive compensation plans. For 2023, we selected five ESG metrics that are determined by third-party evaluators or survey results.

Result: Our ESG program continued to expand in 2023 and management achieved strong results in almost all of the ESG metrics. With respect to the tenant satisfaction survey, management beat the index, but ended up below threshold.

The determination of the objective measurements resulted in each named executive officer being entitled to 123.5% of the target objective portion of the 2023 annual incentive opportunity, which is up slightly from 120% for 2022.

Subjective Measures

With respect to the subjective portion of the annual cash incentive opportunity, the Compensation Committee made the following determinations:

Officer	Rationale	% of Target Subjective Portion
T. Wilson Eglin Chairman, Chief Executive Officer and President

While Mr. Eglin’s subjective portion was less than target for 2023, the Compensation Committee, and the rest of the Board of Trustees, continue to believe that Mr. Eglin exceeded their expectations during a year with significant volatility in interest rates and the broader markets.

Overall Strategy and Business Plan:

●     Developed overall strategy and business plan.

Overall Transaction Activity:

●     Completed 6.8 million square feet of new leases and lease extensions, raising industrial Base and Cash Base Rents by 40.1% and 27.0%, respectively (52.3% and 37.3%, respectively, excluding fixed-rate renewals).

●     Leased four development projects consisting of 1.9 million square feet in four target markets.

●     Acquired one warehouse/distribution facility for $15.0 million.

●     Committed to the construction of a 250,000 square foot industrial facility in the Columbus, Ohio market.

●     Completed construction of seven warehouse/distribution facilities containing an aggregate of 4.2 million square feet in four target markets.

●     Invested an aggregate of $122.1 million in development activities, including $85.8 million in ongoing development projects.

Earnings Results:

●     Generated Adjusted Company FFO of $0.70 per diluted share, which was at the high end of the initial range of $0.63 to $0.70 per share.

●     Increased industrial same-store NOI by 4.1% in 2023 compared to 2022.

Balance Sheet Strategy:

●     Extended the $300.0 million term loan until January 31, 2027.

●     Issued $300.0 million aggregate principal amount of 6.75% Senior Notes due 2028.

●     Ended the year with net debt to Adjusted EBITDA of 6.0x.

Investor Outreach:

●     Held 123 meetings with potential shareholders and shareholders, including attending 10 investor conferences.

●     Met with 54% of the holders of our common shares as of December 31, 2023.

Overall Employee Satisfaction:

●     Maintained over-all employee morale, evidenced by a positive rating on a third-party employee survey.

The Compensation Committee continues to believe that Mr. Eglin’s strategic vision of an industrial focused, primarily single-tenant REIT in target markets with a strong development pipeline will lead to enhanced shareholder value throughout market cycles. Despite a positive total return in 2023, the Compensation Committee lowered the year-over-year percentage of target for Mr. Eglin’s cash bonus.

75%

Beth Boulerice Executive Vice President, Chief Financial Officer and Treasurer

During 2023 Ms. Boulerice oversaw all of our financial reporting, planning and analysis and balance sheet management.

Quality & Efficiency of Financial Reporting:

●     Our independent registered public accounting firm opined that our financial statements present fairly, in all material respects, our financial position as of December 31, 2023 in conformity with GAAP as set forth in our Annual Report on Form 10-K for the year ended December 31, 2023.

●     Oversaw our financial planning and analysis team.

●     Led our general and administrative budgeting process and efforts to manage expenses and was actively involved in our property budget committee.

●     Oversaw our reporting process and was a member of our disclosure committee.

Quality of internal controls:

●     Oversaw compliance with the requirements of the Sarbanes-Oxley Act of 2002 and our internal controls over financial reporting, including managing those controls in a virtual environment; and

○     Our independent registered public accounting firm expressed an unqualified opinion on our internal controls over financial reporting as set forth in our Annual Report on Form 10-K for the year ended December 31, 2023.

Balance Sheet Management:

●     Led the extension of our $300.0 million term loan and the Senior Notes offering.

●     Acted as primary liaison with credit rating agencies.

Investor Outreach:

●     Significant participation in our marketing efforts and preparation of our investor materials.

110%

Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel and Secretary

During 2023, Mr. Bonventre oversaw our legal and operational activities.

Legal Risk Management:

●     Advised and guided our Board of Trustees on substantially all matters.

●     Selected and monitored all outside counsel assignments.

Efficiency of Operations:

●     Oversaw our ESG efforts, including our submissions to reporting frameworks, as a member of our ESG Taskforce.

●     Assisted in monitoring our general and administrative expenses and oversaw the management of our headcount.

●     Actively participated in our diversity, equity and inclusion efforts as a member of the Diversity, Equity and Inclusion Committee.

●     Oversaw our information technology initiatives, including our cybersecurity efforts.

Quality of Disclosures and Reporting:

●     Assisted with the preparation and review of our public disclosures and reporting. Was a member of our disclosure committee.

90%

Mr. Bonventre assisted in the extension of our $300.0 term loan, our Senior Notes issuance and all of our leasing, investment and disposition activity and participated in meetings with our largest passive investors.

Brendan P. Mullinix Executive Vice President and Chief Investment Officer

During 2023, Mr. Mullinix oversaw our investment strategy and all our investment activity.

Investment Quality & Volume:

●     Led the purchase of an industrial asset for an aggregate cost of $15 million.

●     Led the investment of $122.1 million in development activity.

●     Led the disposition of four properties and a land parcel for an aggregate gross disposition price of $100.2 million.

●     Oversaw the expansion of our development pipeline with the development start in Columbus, OH.

●     Oversaw 1.9 million square feet of development leasing.

Investor Outreach:

●     Participated in substantially all of our marketing efforts.

90%

James Dudley Executive Vice President and Director of Asset Management	During 2023, Mr. Dudley oversaw our asset management, including direct involvement in all leasing activity. Leasing Activity: ● Oversaw 6.8 million square feet of industrial new leases and lease extensions. ● Oversaw 1.9 million square feet of development leasing. Property Operations: ● Oversaw our property operations group and the budgeting process as a member of the property budget committee. Investor Outreach: ● Participated in our marketing efforts. Mr. Dudley also assisted with investment and disposition activities and ESG activities.	125%

Our Compensation Committee continues to believe that our named executive officers worked well as a team, but the lower subjective portion for our Chief Executive Officer, Chief Operating Officer and Chief Investment Officer in 2023 compared to 2022 generally reflects the low total shareholder return in 2023. The low total shareholder return in 2023 also impacted the payouts under the performance-based equity awards.

The 2023 annual cash incentive awards and 2023 total cash compensation (base salary and annual cash incentive award) were as follows:

Officer	2023 Award	% of Target Opportunity	Total Cash Compensation
T. Wilson Eglin	$1,011,192	109%	$1,836,192
Beth Boulerice	$555,443	119%	$1,020,443
Joseph S. Bonventre	$584,268	113%	$1,099,268
Brendan P. Mullinix	$521,870	113%	$981,870
James Dudley	$464,813	124%	$839,813

Annual Long-Term Incentive Award. The 2023 annual long-term incentive awards were as follows:

	Performance-Based Opportunity
Officer	Threshold	Target	Maximum	Service-Based Award	Total Target Opportunity
T. Wilson Eglin	$900,000	$1,800,000	$3,600,000	$1,200,000	$3,000,000
Beth Boulerice	$255,000	$510,000	$1,020,000	$340,000	$850,000
Joseph S. Bonventre	$375,000	$750,000	$1,500,000	$500,000	$1,250,000
Brendan P. Mullinix	$300,000	$600,000	$1,200,000	$400,000	$1,000,000
James Dudley	$180,000	$360,000	$720,000	$240,000	$600,000

The 2023 annual long-term incentive awards consisted of a mix of performance-based non-vested shares and service-based non-vested shares. Vesting for performance-based non-vested shares is tied to our TSR relative to other REITs, which we think is more appropriate than absolute TSR. No performance-based shares are earned for results below the threshold level.

Performance-Based Opportunity of Outstanding Long-Term Incentive Awards.

The table below summarizes the results of the 2021 performance-based long-term incentive awards, which was completed at the end of 2023, and the performance to the end of 2023 for the outstanding 2022 and 2023 performance-based long-term incentive awards.

Grant Year (Performance Period) and Metrics	Metric Weighting	2021	2022	2023	2024	2025	Payout as % of Target
2021 Grant (Jan 2021-Dec 2023)
Relative TSR vs. Peer Group	50%	Below Threshold Achieved					0%
Relative TSR vs. Index	50%	Between Threshold and Target Achieved					85%
2022 Grant (Jan 2022-Dec 2024)
Relative TSR vs. Peer Group	50%		Tracking at below Threshold				0%
Relative TSR vs. Index	50%		Tracking at slightly above Threshold				56%
2023 Grant (Jan 2023-Dec 2025)
Relative TSR vs. Peer Group	50%			Tracking at below Threshold			0%
Relative TSR vs. Index	50%			Tracking at below Threshold			0%

The following table shows the values reported based on the grant date value and the values realized based on the market value on January 2, 2024, which was the date of vesting, of the 2021 performance-based long-term incentive awards:

Officer	Grant Date Value	Market Value at Vesting
T. Wilson Eglin	$2,136,552	$670,423
Beth Boulerice	$316,532	$99,319
Joseph S. Bonventre	$553,926	$173,808
Brendan P. Mullinix	$474,795	$148,979
James Dudley	$197,835	$62,069

Upon vesting, accrued dividends were also paid on the performance awards that vested.

The actual payouts for the 2022 awards will be disclosed in the proxy statement for the 2025 Annual Meeting of Shareholders and the actual payouts for the 2023 awards will be disclosed in the proxy statement for the 2026 Annual Meeting of Shareholders.

Correlation between CEO Compensation and Performance.

A significant portion of our Chief Executive Officer’s compensation is long-term and equity-based. As a result, the amounts in the summary compensation table are not the same as realizable pay. Realizable pay includes Salary, Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings and All Other Compensation from the Summary Compensation Table below for the applicable year and the value realized upon vesting of long-term incentive share awards for the applicable years. Our share awards consist of the following:

●	Service-based equity awards: The grant date fair value of the award is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period even though it is not “realized” pay.

●	Performance-based equity awards: The grant date fair value of the award is determined using a Monte Carlo simulation model, which is an estimation of the value based on hypothetical models. However, if such performance is never achieved, the awards will not result in “realized” pay.

Reported pay is the Total amount in the Summary Compensation Table below, and realized pay is calculated by subtracting the Share Awards in the Summary Compensation Table from reported pay and adding the Value Realized on Vesting from the Option Exercises and Stock Vested table below.

Elements of Compensation Program Applicable to Named Executive Officers for 2024.

Base Salary. For 2024, the Compensation Committee approved increases in base salaries for our named executive officers as noted below to ensure base salaries, and, in certain situations, overall compensation, remains competitive and in line with their roles and responsibilities. Base salaries are as follows:

Officer	2024 Base Salary	2023 Base Salary	% Change
T. Wilson Eglin	$840,000	$825,000	2%
Beth Boulerice	$485,000	$465,000	4%
Joseph S. Bonventre	$530,000	$515,000	3%
Brendan P. Mullinix	$475,000	$460,000	3%
James Dudley	$410,000	$375,000	9%

Annual Cash Incentive Opportunity. The annual cash incentive opportunity for the 2024 executive compensation program for our named executive officers will be a percentage of base salary as follows:

Officer	Threshold		Target		Maximum
T. Wilson Eglin	56.25%	$472,500	112.5%	$945,000	225%	$1,890,000
Beth Boulerice	50%	$242,500	100%	$485,000	200%	$970,000
Joseph S. Bonventre	50%	$265,000	100%	$530,000	200%	$1,060,000
Brendan P. Mullinix	50%	$237,500	100%	$475,000	200%	$950,000
James Dudley	50%	$205,000	100%	$410,000	200%	$820,000

Our Chief Executive Officer’s target total cash compensation (base salary plus target annual cash incentive) of $1,785,000 is approximately 5% lower than the average of the median target total cash compensation in the two 2023 peer groups.

Seventy percent of the annual cash incentive opportunity for our named executive officers will be determined by predefined objective performance measures based on our 2024 business plan for the period commencing January 1, 2024 and ending December 31, 2024. The following is a summary of the objective performance measures:

Item	Weighting
Investment Performance	35%
Item Rationale: With our current cost of capital, investment activity is expected to continue to be muted in 2024. The sub-items continue to be leased development square footage, leased development number of projects and leased development pre-promote yield. Weighting is increased 5% from 2023.
Portfolio Management	30%
Item Rationale: The embedded mark-to-market opportunity in our portfolio remains critical to revenue growth. The sub-items continue to be percent leased, industrial same-store NOI and industrial leasing spreads. Weighting is the same as 2023.
Balance Sheet	20%
Item Rationale: Our balance sheet strategy has been to maintain a strong balance sheet that can weather market cycles. The sub-items continue to be net debt to adjusted EBITDA and credit ratings. Weighting is the same as 2023.
ESG	15%
Item Rationale: Our ESG platform continues to grow and obtain recognition. Four sub-items from 2023 will be the sub-items for 2024 and each are determined by a third-party. Weighting is the same as 2023.

The target and actual amounts and the Compensation Committee’s determination of whether an item was met will be disclosed in the proxy statement for the 2025 Annual Meeting of Shareholders.

The remaining 30% of the annual cash incentive will be based on subjective factors, similar to the factors discussed with respect to the 2023 Annual Cash Incentive Opportunity above.

Long-Term Incentive Opportunity. The long-term incentive opportunity for the 2024 executive compensation program for our named executive officers is a long-term incentive award consisting of a mix of performance-based non-vested shares and service-based non-vested shares. Vesting for performance-based non-vested shares is tied to our TSR relative to other REITs, which we think is more appropriate than absolute TSR.

The long-term incentive opportunity is as follows:

	Performance-Based Opportunity			Service-Based	Total Target	Change
Officer	Threshold	Target	Maximum	Award	Opportunity	from 2023
T. Wilson Eglin	$1,020,000	$2,040,000	$4,080,000	$1,360,000	$3,400,000	13%
Beth Boulerice	$270,000	$540,000	$1,080,000	$360,000	$900,000	6%
Joseph S. Bonventre	$375,000	$750,000	$1,500,000	$500,000	$1,250,000	0%
Brendan P. Mullinix	$315,000	$630,000	$1,260,000	$420,000	$1,050,000	5%
James Dudley	$210,000	$420,000	$840,000	$280,000	$700,000	17%

The target long-term incentive opportunity for our Chief Executive Officer of $3,400,000 is essentially equal to the average of the median target long-term incentive award in the two peer groups, which we believe is in-line with market.

The number of performance-based non-vested shares (calculated using maximum opportunity level for accounting purposes) and service-based non-vested shares granted and issued was based on the closing price of our common shares on January 5, 2024 (the date specified in the Compensation Committee’s approval), which was $9.61 per share; with the number of performance-based non-vested shares rounded to the nearest share and the number of service-based non-vested shares rounded up to the nearest 10 shares to avoid fractional shares when vesting. We expect to disclose the amount of performance-based non-vested shares that vest in our definitive proxy statement for the 2027 Annual Meeting of Shareholders.

CEO 2024 Total Target Direct Compensation

Companywide Retirement and Health and Welfare Benefits.

In addition to the executive compensation programs outlined in this proxy statement, our named executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. We do not believe that any of these benefits are excessive or above market.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
T. Wilson Eglin Chief Executive Officer and President	2023	825,000	—	3,474,977	—	1,011,192	52,345	16,500	5,380,014
	2022	800,000	—	3,444,528	—	972,000	(670,019)	15,250	5,231,778
	2021	785,000	—	3,216,612	—	1,468,931	710,586	15,814	6,196,943
Beth Boulerice Executive Vice President, Chief Financial Officer and Treasurer	2023	465,000	—	984,620	—	555,443	—	16,500	2,021,563
	2022	440,000	—	689,024	—	501,600	—	15,250	1,645,874
	2021	400,000	—	476,586	—	725,333	—	14,500	1,616,419
Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel and Secretary	2023	515,000	—	1,447,911	—	584,268	—	16,500	2,563,679
	2022	500,000	—	1,435,283	—	570,000	—	15,250	2,520,533
	2021	420,000	—	834,021	—	761,600	—	14,500	2,030,121
Brendan Mullinix Executive Vice President, and Chief Investment Officer	2023	460,000	—	1,158,330	—	521,870	—	16,500	2,156,700
	2022	440,000	—	918,553	—	501,600	—	15,250	1,875,403
	2021	375,000	—	714,876	—	680,000	—	14,500	1,784,376
James Dudley Executive Vice President and Director of Asset Management	2023	375,000	—	695,039	—	464,813	—	16,500	1,551,352
	2022	350,000	—	551,138	—	451,500	—	15,250	1,367,888

(1)	The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.

(2)	Equals the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. The fair value of share awards subject to time- based vesting conditions or service periods is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period. The fair value of share awards subject to performance-based vesting conditions is determined using a Monte Carlo simulation model.

(3)	Amounts were paid pursuant to a non-equity incentive plan described in the applicable year’s definitive proxy statement.

(4)	Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin, into which, in previous years, he had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings consist of dividends and increase/decrease in market value of the common shares in the trust. None of the earnings were above- market. See “Non-Qualified Deferred Compensation,” below.

(5)	Amount represents: (i) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of our Chief Executive Officer, and (ii) contributions by us to the executive officer’s account under our 401(k) Plan. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. Dividends paid upon non-vested common shares associated with outstanding equity incentive awards are excluded in accordance with SEC rules as they were reflected in the grant date fair values of such awards. The following table details the 2023 other compensation amounts for each executive officer:

Executive	Dollar Value of Life Insurance Premiums	401(k) Company Contributions	Total
T. Wilson Eglin	$—	$16,500	$16,500
Beth Boulerice	$—	$16,500	$16,500
Joseph S. Bonventre	$—	$16,500	$16,500
Brendan P. Mullinix	$—	$16,500	$16,500
James Dudley	$—	$16,500	$16,500

Grants of Plan-Based Awards

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2023.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Cash) ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares) (#)			All Other Share Awards Number of Shares	All Other Option Awards; Number of Shares Underlying Option Awards	Exercise Price of Option Awards	Grant Date Fair Value of Share and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($)	($)
T. Wilson Eglin	1/10/2023	—	—	—	—	—	—	112,680	—	—	1,200,042
	1/10/2023	—	—	—	84,508	169,015	338,029	—	—	—	2,274,935
	4/3/2023	$464,063	$928,125	$1,856,250	—	—	—	—	—	—	—
Beth Boulerice	1/10/2023	—	—	—	—	—	—	31,930	—	—	340,055
	1/10/2023	—	—	—	23,944	47,888	95,775	—	—	—	644,565
	4/3/2023	$232,500	$465,000	$930,000	—	—	—	—	—	—	—
Joseph S. Bonventre	1/10/2023	—	—	—	—	—	—	46,950	—	—	500,018
	1/10/2023	—	—	—	35,212	70,423	140,846	—	—	—	947,893
	4/3/2023	$257,500	$515,000	$1,030,000	—	—	—	—	—	—	—
Brendan P. Mullinix	1/10/2023	—	—	—	—	—	—	37,560	—	—	400,014
	1/10/2023	—	—	—	28,170	56,339	112,677	—	—	—	758,316
	4/3/2023	$230,000	$460,000	$920,000	—	—	—	—	—	—	—
James Dudley	1/10/2023	—	—	—	—	—	—	22,540	—	—	240,051
	1/10/2023	—	—	—	16,902	33,803	67,606	—	—	—	454,988
	4/3/2023	$187,500	$375,000	$750,000	—	—	—	—	—	—	—

(1)	See “Compensation Discussion and Analysis — Recap of 2023 Executive Compensation Program,” above, for the actual payouts. Share amounts are rounded.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2023.

	Option Awards			Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
T. Wilson Eglin	—	—	—	—	203,093	2,014,683	244,683	2,427,255
Beth Boulerice	—	—	—	—	48,176	477,906	52,475	520,547
Joseph S. Bonventre	—	—	—	—	79,033	784,007	91,313	905,825
Brendan P. Mullinix	—	—	—	—	60,093	596,123	67,879	673,357
James Dudley	—	—	—	—	34,614	343,371	37,974	376,700
(1)	Market value has been calculated using the closing price of our common shares on the NYSE on December 29, 2023, which was $9.92 per share.
(2)	The shares set forth above vest (subject to continued service) as follows:

	1/2024	1/2025	1/2026
T. Wilson Eglin	100,537	64,996	37,560
Beth Boulerice	21,399	16,133	10,644
Joseph S. Bonventre	36,299	27,084	15,650
Brendan P. Mullinix	27,737	19,836	12,520
James Dudley	15,197	11,903	7,514

(3)	The shares set forth above, and the market value, are based on actual performance for shares vesting 1/2024 and threshold performance for peer group shares vesting 1/2025, target performance for index shares vesting 1/2025, and threshold performance for peer group and index shares vesting 1/2026. The actual performance shares outstanding and the vesting dates (subject to continued service and achievement of performance) are as follows:

	1/2024	1/2025	1/2026
T. Wilson Eglin	319,843	246,914	338,029
Beth Boulerice	47,385	49,383	95,775
Joseph S. Bonventre	82,923	102,881	140,846
Brendan P. Mullinix	71,077	65,844	112,677
James Dudley	29,616	39,507	67,606

Option Exercises and Stock Vested

The following table sets forth summary information concerning vesting of stock awards for each of the named executive officers during the year ended December 31, 2023. There were no option exercises and we do not have any outstanding options.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
T. Wilson Eglin	—	—	256,495	2,606,018
Beth Boulerice	—	—	37,768	383,452
Joseph S. Bonventre	—	—	65,806	667,762
Brendan P. Mullinix	—	—	39,411	399,391
James Dudley	—	—	23,812	241,591

(1)	The value realized on exercise is calculated as the product of (a) the number of common shares for which the share options were exercised and (b) the excess of the closing price of our common shares on the NYSE on the day before the date of exercise (or for a broker assist exercise, at the price the underlying common shares were sold) over the applicable exercise price per share option. Includes shares withheld to satisfy exercise price and tax obligations, as applicable.

(2)	The value realized on vesting is calculated as the product of (a) the number of non-vested common shares that vested and (b) the closing price of our common shares on the NYSE on the day used for calculation of taxable income. Includes shares withheld to satisfy tax obligations. Excludes accrued dividends, if any, which are in All Other Compensation in the “Summary Compensation Table” above.

Pension Benefits

We do not provide any pension benefits to the named executive officers. We maintain a 401(k) Plan as disclosed above.

Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2023. Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin in which in previous years Mr. Eglin had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to Mr. Eglin. Earnings consist of dividends paid and the change in market value of the common shares in the trust. The earnings are included in the Summary Compensation Table above.

Name	Executive Contributions in 2023 ($)	Registrants Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance at December 31, 2023 ($)(1)
T. Wilson Eglin	—	—	52,345	65,432	1,298,161
Beth Boulerice	—	—	—	—	—
Joseph S. Bonventre	—	—	—	—	—
Brendan P. Mullinix	—	—	—	—	—
James Dudley	—	—	—	—	—

(1)	In accordance with the trust agreement, complete distribution/withdrawal of Mr. Eglin’s account will be made in the event of a change in control or termination of Mr. Eglin’s employment.

Potential Payments upon Termination or Change in Control

As of December 31, 2023, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain termination events under a severance arrangement applicable to certain executive officers. None of our named executive officers were entitled to any payments in the event of a change of control without a termination of employment.

The executive severance arrangement provides that the executive officer would be entitled to receive severance payments upon termination by us without “cause” and termination by the executive officer with “good reason”, including if either occurs within a “change in control” (as defined in the severance agreement) equal to two and one half times the base salary, the average of the last two annual cash incentive awards and continuation of certain benefits for two and one half years for Mr. Eglin and two times the base salary, the average of the last two annual cash incentive awards and continuation of certain benefits for two years for all others, and a pro rata annual bonus determined by multiplying the average of the last two annual cash investment awards by a fraction equal to the number of days employed during the calendar year divided by 365 for all of the named executive officers.

Each of the named executive officers would also be entitled to receive severance payments upon termination for “Disability” (as defined in the severance agreement) or death equal to one times the base salary, a pro-rata bonus and continuation of certain benefits for two years.

Upon certain terminations, (x) all non-vested time-based long-term incentive awards, and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance- based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested (provided, that upon certain events in connection the a change in control, all such awards, instead of a pro rata amount of such awards, shall then be deemed earned awards), and (z) all unexercised share option awards shall terminate within six months of such termination of employment.

Our severance arrangements do not contain: (1) a high multiple, (2) any multiple on long-term incentive awards, (3) vesting of all non-vested performance-based awards regardless of whether the performance targets were met, or (4) a “gross-up” of the severance payment to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.

The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2023. Continuation of benefits are assumed to be paid by a lump-sum payment at termination based on annualized December 2023 premiums. Bonus portion of severance payment is based on the average of the 2023 and 2022 actual annual cash incentive awards. Value of accelerated equity awards (1) is based on the closing price of our common shares on the NYSE on December 29, 2023 of $9.92 per share, and (2) consists of time-based non-vested shares set forth in Outstanding Equity Awards at Fiscal Year-End table above and a pro rata amount of expected performance-based non-vested shares, based on performance to date (using the methodology used in the Outstanding Equity awards at Fiscal Year-End table above) and the number of days completed in the period, and excludes accrued dividends. Each named executive officer is entitled to a pro-rata bonus equal to the average of the 2023 and 2022 annual cash incentive awards multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days from the beginning of the calendar year of termination to the date of termination.

T. Wilson Eglin	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	2,062,500	—	825,000	—
Bonus portion of severance payment (including pro rata bonus)	3,470,586	—	991,596	—
Group healthcare benefits	124,024	—	99,219	—
Value of accelerated equity awards	4,441,938	—	4,441,938	—
Total Payments and Benefits	10,099,048	—	6,357,753	—

Beth Boulerice	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	930,000	—	465,000	—
Bonus portion of severance payment (including pro rata bonus)	1,585,565	—	528,522	—
Group healthcare benefits	55,834	—	55,834	—
Value of accelerated equity awards	998,453	—	998,453	—
Total Payments and Benefits	3,569,852	—	2,047,809	—

Joseph S. Bonventre	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,030,000	—	515,000	—
Bonus portion of severance payment (including pro rata bonus)	1,731,402	—	577,134	—
Group healthcare benefits	79,444	—	79,444	—
Value of accelerated equity awards	1,689,832	—	1,689,832	—
Total Payments and Benefits	4,530,678	—	2,861,410	—

Brendan P. Mullinix	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	920,000	—	460,000	—
Bonus portion of severance payment (including pro rata bonus)	1,535,205	—	511,735	—
Group healthcare benefits	34,749	—	34,749	—
Value of accelerated equity awards	1,269,480	—	1,269,480	—
Total Payments and Benefits	3,759,433	—	2,275,963	—

James Dudley	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	750,000	—	375,000	—
Bonus portion of severance payment (including pro rata bonus)	1,374,470	—	458,157	—
Group healthcare benefits	79,444	—	79,444	—
Value of accelerated equity awards	720,070	—	720,070	—
Total Payments and Benefits	2,923,984	—	1,632,672	—

PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income ($000s)	Company Selected Metric – Adjusted Company FFO ($000s)(4)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
2023	$5,380,014	$3,519,916	$2,073,324	$1,605,010	$104.33	$113.74	$ 35,923	$206,191
2022	$5,231,778	$(641,147)	$1,852,425	$711,912	$67.04	$75.49	$116,243	$193,061
2021	$6,196,943	$14,286,704	$1,660,901	$2,843,214	$152.23	$143.06	$385,091	$223,196
2020	$4,867,205	$8,380,988	$1,300,728	$1,716,613	$104.19	$92.43	$186,391	$209,542

(1)	Mr. Eglin was our principal executive officer for all years shown. The following are the adjustments made during each year to arrive at compensation actually paid to our principal executive officer during each fiscal year:

Adjustments	2023	2022	2021	2020
Amounts reported under “Stock Awards” in Summary Compensation Table	$(3,474,977)	$(3,444,528)	$(3,216,612)	$(2,664,761)
Change in Fair Value of Awards Granted in Year and Unvested as of Year-End	$2,348,293	$1,627,607	$4,938,791	$2,930,295
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(446,572)	$(2,384,351)	$1,797,122	$573,917
Fair Value of Awards Granted and Vested During Year at Vesting Date	$372,595	$274,919	$555,135	$320,331
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$185,638	$(1,278,917)	$2,218,082	$1,509,825
Fair Value at Year End of Awards Granted Prior to Year that Failed to Meet the Applicable Vesting Conditions During Year	$(1,164,708)	$(1,498,393)	$—	$—
Dividends or Other Earnings Paid During Year prior to Vesting Date of Award Not Otherwise Included in Total Compensation for the Year	$319,632	$830,738	$1,797,242	$844,177

(2)	For 2021 and 2020, our other NEOs included Beth Boulerice, Joseph S. Bonventre, Brendan P. Mullinix and Lara Johnson. The following are the adjustments made during each year to arrive at the average compensation actually paid to our NEOs during each year:

Adjustments	2023	2022	2021	2020
Amounts reported under “Stock Awards” in Summary Compensation Table	$(1,071,475)	$(898,500)	$(580,851)	$(387,287)
Change in Fair Value of Awards Granted in Year and Unvested as of Year-End	$724,074	$424,599	$891,805	$425,852
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(116,481)	$(430,524)	$261,156	$90,552
Fair Value of Awards Granted and Vested in During Year at Vesting Date	$114,888	$71,718	$100,269	$46,569
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$33,296	$(184,578)	$331,771	$148,409
Fair Value at Year End of Awards Granted Prior to Year that Failed to Meet the Applicable Vesting Conditions During Year	$(210,303)	$(217,740)	$—	$—
Dividends or Other Earnings Paid During Year prior to Vesting Date of Award Not Otherwise Included in Total Compensation for the Year	$57,687	$94,551	$178,163	$91,789

(3)	Peer group is the MSCI US REIT Index, which is the index in the performance graph provided pursuant to Item 201(e) of Regulation S-K and the index used in our long-term incentive opportunity. Our long-term incentive opportunity also uses a competitor peer group. Our Compensation Discussion and Analysis discloses two peer groups, a sized-based peer group and a competitor peer group, which the Compensation Committee generally uses to compare our overall compensation practices against peer groups.

(4)	We have identified Adjusted Company FFO as the most important additional financial metric used to link pay and performance. A definition of Adjusted Company FFO is included in Appendix A and a reconciliation of Adjusted Company FFO to net income is included in our Annual Report.

Financial Measures

Our executive compensation programs have significant pay for performance components. The metrics used for our annual cash incentive opportunities are selected based on our then annual business plan and tended to focus on operational matters. The financial measure used for our annual long-term incentive opportunity is solely based on our TSR.

Adjusted Company FFO and TSR are the two most frequently discussed financial measures used with our investors and analysts. Due to the transition of our portfolio from diversified to industrial and the resulting revenue dilution, our Compensation Committee has not included Adjusted Company FFO in the annual cash incentive opportunity as a metric. The long-term incentive opportunity portion of our executive compensation plan consists of a long-term incentive award 60% of which is performance-based non-vested shares and 40% time-based non-vested shares. The performance-based non-vested shares are split into two tranches: (1) 50% is based on our relative TSR compared to the MSCI US REIT Index after a three-year performance period, and (2) 50% is based on our relative TSR compared to a competitor peer group after a three-year performance period. Performance levels are: (1) threshold requires achieving at least 33rd percentile, (2) target requires achieving at least 50th percentile and (3) maximum requires achieving at least 75th percentile. Straight-line interpolation is used to determine awards for results between performance levels. Dividends on the performance-based non-vested shares accrue and are only payable if and to the extent the shares vest.

Relationship Between Compensation Actually Paid and Company Performance

The relationship between compensation actually paid and company performance for the years presented above aligns with our TSR due to the high percentage of total compensation that consists of equity awards.

Net income is not used in our executive compensation program due to fluctuations in net income experienced by real estate companies due to the impact of items such as depreciation and amortization and gains/losses on sales of properties, which was heavily impacted by the disposition volume in recent years as part of our portfolio transition from diversified to industrial. Although, net income is used to determine certain non-GAAP financial measures used in our executive compensation plan.

Adjusted Company FFO was not used in our executive compensation program for the years presented above due to the impact of our portfolio transition. The portfolio transition entailed selling higher yielding, but riskier office and other assets and recycling the proceeds into lower yielding, but less risky warehouse and distribution assets that have greater rent growth and releasing potential. As a result of such impact, Adjusted Company FFO has not been aligned with compensation actually paid.

The following illustrates our cumulative TSR for the four-year period beginning December 31, 2019 versus the MSCI US REIT Index.

CEO PAY RATIO

For 2023, the annual total compensation of our median employee (other than our CEO) was $167,375 and the annual total compensation of our CEO was $5,380,014, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 32 to 1.

To identify the median of the annual total compensation of all of our employees we used Medicare wages and tips for all employees as of December 31, 2023. The annual total compensation of our median employee and our CEO were calculated in accordance with the requirements for the Summary Compensation Table above.

TRUSTEE COMPENSATION

None of our employees receives or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our non-employee trustees received the following aggregate amounts of compensation for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard S. Frary(1)	53,692	83,671	—	—	—	—	137,363
Lawrence L. Gray	68,240	120,000	—	—	—	—	188,240
Arun Gupta	66,760	120,000					186,760
Jamie Handwerker	78,123	120,000	—	—	—	—	198,123
Derrick Johnson	60,000	120,000					180,000
Claire A. Koeneman	68,240	120,000	—	—	—	—	188,240
Nancy Elizabeth Noe	66,760	120,000	—	—	—	—	186,760
Howard Roth	80,000	120,000	—	—	—	—	200,000

(1)	Richard S. Frary did not stand for reelection at the 2023 Annual Meeting of Shareholders in accordance with the retirement policy set forth in the Trust’s Corporate Governance Guidelines, which prohibits a trustee from being nominated for re-election unless he or she will be 75 years of age or younger on the first day of such term, and requires such trustee to retire from the Board of Trustees effective as of the date of the annual meeting of shareholders.

In 2023, the non-employee trustee compensation arrangements were as follows:

Retainer Type	Retainer Amount ($)
General Cash	$60,000
General Vested Common Share	$120,000
Lead Trustee – Cash	$30,000
Audit and Cyber Risk Chair – Cash	$20,000
Compensation Chair – Cash	$15,000
Nominating and ESG Chair – Cash	$15,000

The retainers are paid quarterly in arrears and the portion of the retainer paid in common shares will be based on the average closing price over the applicable quarter.

Non-employee trustees also receive reimbursement of their out-of-pocket travel costs to attend meetings.

Any initial equity award for a newly appointed or elected trustee will be decided by the Compensation Committee on a case-by-case basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s proxy statement for the 2024 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the Compensation Committee of the Board of Trustees

/s/ Arun Gupta, Chairperson
Lawrence L. Gray

Claire A. Koeneman
Jamie Handwerker

AUDIT AND AUDIT-RELATED MATTERS

The following table presents audit fees and audit related fees and tax fees billed to us by Deloitte.

	2023	2022
Audit fees(1)	$1,422,000	$1,215,000
Audit-related fees(2)	—	30,000
Total audit and audit related fees	1,422,000	1,245,000
Tax fees(3)	354,630	316,160
All other fees	—	—
Total fees	$1,766,630	$1,561,160

(1)	Audit fees are fees for services rendered for the audit and review of our financial statements.
(2)	Audit-related fees refers to fees for services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees consisted of fees for tax compliance and preparation services.

The Audit and Cyber Risk Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. All of the services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” were pre-approved by the Audit and Cyber Risk Committee, as set forth below.

The Audit and Cyber Risk Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit and Cyber Risk Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit and Cyber Risk Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit and Cyber Risk Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-

related services and tax services are pre-approved by the Audit and Cyber Risk Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit and Cyber Risk Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit and Cyber Risk Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit and Cyber Risk Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit and Cyber Risk Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the annual cost of all such retentions does not exceed $100,000. The Audit and Cyber Risk Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

REPORT OF THE AUDIT AND CYBER RISK COMMITTEE

The management of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), is responsible for the internal controls and financial reporting process of the Trust. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements and auditing the Trust’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon. The Audit and Cyber Risk Committee of the Board of Trustees of the Trust (the “Audit and Cyber Risk Committee”) is responsible for monitoring and overseeing these processes. The charter of the Audit and Cyber Risk Committee is designed to assist the Audit and Cyber Risk Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit and Cyber Risk Committee. Among the duties, powers and responsibilities of the Audit and Cyber Risk Committee as provided in the Audit and Cyber Risk Committee charter, the Audit and Cyber Risk Committee:

●	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

●	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,

●	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

●	reviews the independence of the independent registered public accounting firm,

●	reviews the adequacy of the Trust’s internal accounting controls, and

●	reviews accounting, auditing and financial reporting matters with the Trust’s independent registered public accounting firm and management.

In connection with these responsibilities, the Audit and Cyber Risk Committee met with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, to review and discuss the December 31, 2023 audited consolidated financial statements. The Audit and Cyber Risk Committee has discussed with Deloitte the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit and Cyber Risk Committee also received the written disclosures and the letter from Deloitte, as required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit and Cyber Risk Committee concerning independence, and discussed with Deloitte its independence.

Based upon the Audit and Cyber Risk Committee’s discussions with management and Deloitte referred to above, and the Audit and Cyber Risk Committee’s review of the representations of management, the Audit and Cyber Risk Committee recommended that the Board of Trustees of the Trust include the December 31, 2023 audited consolidated financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the United States Securities and Exchange Commission on February 15, 2024.

Submitted by the Audit and Cyber Risk Committee of the Board of Trustees

/s/ Howard Roth, Chairperson

Arun Gupta

Jamie Handwerker

Derrick Johnson

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES, AND EXECUTIVE OFFICERS

The following table indicates, as of the close of business on the Record Date, (a) the number of common shares of the Company beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnote 1 to the table.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class
BlackRock, Inc.(2)	56,342,081	19.1%
The Vanguard Group, Inc.(3)	47,247,169	16.1%
State Street Corporation(4)	18,943,216	6.4%
FMR LLC(5)	16,124,506	5.5%

(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)	Based on information contained in a Schedule 13G filed with the SEC on January 19, 2024. According to such Schedule 13G, BlackRock, Inc., together with BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd, collectively have sole dispositive power over 56,342,081 common shares and sole voting power over 54,529,574 common shares. BlackRock Fund Advisors reported that it beneficially owns 5% or greater of the outstanding common shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024. According to such Schedule 13G/A, The Vanguard Group, Inc. has shared power to vote or direct to vote 428,118 common shares, sole power to dispose of or to direct the disposition of 46,506,481 common shares, and shared power to dispose or to direct the disposition of 740,688 common shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based on information contained in a Schedule 13G filed with the SEC on January 29, 2024. According to such Schedule 13G/A, State Street Corporation, together with SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, and State Street Global Advisors (Japan) Co., LTD., has sole power to vote or direct to vote 15,199,728 common shares and sole power to dispose of or to direct the disposition of 18,913,516 common shares. State Street Corporation reported that it beneficially owns 5% or greater of the outstanding common shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 9, 2024. According to such Schedule 13G/A, FMR LLC, together with Abigail P. Johnson, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, has sole power to vote or direct to vote 16,106,705 common shares and sole power to dispose of or to direct the disposition of 16,124,506 common shares. FMR Co., Inc. reported that it beneficially owns 5% or greater of the outstanding common shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

The following table indicates, as of the close of business on the Record Date, (a) the number of common shares beneficially owned by each trustee and each named executive officer, as identified in the Compensation Discussion and Analysis below, and by all trustees and executive officers as a group, and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and named executive officer listed below is c/o LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percentage of Class(2)
T. Wilson Eglin	3,233,481	(3)	1.1%
Beth Boulerice	564,758	(4)	*
Joseph S. Bonventre	823,734	(5)	*
Brendan P. Mullinix	668,536	(6)	*
James Dudley	348,379	(7)	*
Lawrence L. Gray	96,801	(8)	*
Arun Gupta	47,174		*
Jamie Handwerker	95,708		*
Derrick Johnson	22,325		*
Claire A. Koeneman	101,621		*
Nancy Elizabeth Noe	33,356	(9)	*
Howard Roth	80,550		*
All trustees and executive officers as a group (14 persons)(10)	6,400,750		2.17%

*	Represents beneficial ownership of less than 1.0%
(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security deemed owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the percentage owned by all trustees and executive officers as a group).
(3)	Includes (i) 1,849,041 common shares held directly by Mr. Eglin, (ii) 1,253,577 common shares held by Mr. Eglin which are subject to performance or time-based vesting requirements, and (iii) 130,863 common shares held in trust in which Mr. Eglin is a beneficiary.
(4)	Includes (i) 321,788 common shares held by Ms. Boulerice which are subject to performance or time-based vesting requirements, and (ii) 242,970 common shares held in trust in which Ms. Boulerice is a beneficiary and a trustee.
(5)	Includes (i) 329,155 common shares held directly by Mr. Bonventre and (ii) 494,579 common shares held directly by Mr. Bonventre which are subject to performance or time-based vesting requirements.
(6)	Includes (i) 282,835 common shares held directly by Mr. Mullinix, and (ii) 385,701 common shares held directly by Mr. Mullinix which are subject to performance or time-based vesting requirements.
(7)	Includes (i) 105,300 common shares held directly by Mr. Dudley, and (ii) 243,079 common shares held directly by Mr. Dudley which are subject to performance or time-based vesting requirements.
(8)	All common shares held in a trust in which Mr. Gray is a trustee and/or beneficiary.
(9)	All common shares held in a trust in which Ms. Noe is a trustee and/or beneficiary.
(10)	Includes Nabil Andrawis, our Executive Vice President and Director of Taxation, and Mark Cherone, our Senior Vice President and Chief Accounting Officer, in addition to the listed trustees and named executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the NYSE. Trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that, during the 2023 fiscal year, our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Trustees is not aware of any business to come before the Annual Meeting other than (1) the election of trustees, (2) the advisory, non-binding resolution to approve executive compensation, and (3) the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. However, if any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

QUESTIONS AND ANSWERS

Why did you send me an Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 21, 2024?

We sent you the Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 21, 2024, or the Notice, regarding this proxy statement because we are holding the Annual Meeting and our Board of Trustees is asking for your proxy to vote your shares at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting. You do not have to attend the Annual Meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice. If you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.

Why did I receive the Notice instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission, or SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish to shareholders proxy materials related to the Annual Meeting, including this proxy statement and our related annual report, by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they properly request them. Instead, the Notice, which was mailed to shareholders, provides notice of the Annual Meeting and instructs you as to how you may access and review all of the proxy materials on the Internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you properly revoke it.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held and members of our Board of Trustees and management will also attend by webcast.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MM6K9CF. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online Annual Meeting will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions as outlined in this proxy statement. For technical support, please contact 1-888-724-2416.

How do I register to attend the Annual Meeting virtually on the Internet?

Registered Shareholders. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

Beneficial Shareholders. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting by webcast you must submit proof of your proxy power (legal proxy) reflecting your LXP holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 16, 2024. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:	Computershare
LXP Industrial Trust Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?

Attendance at our past, in-person, annual meetings has been sparse. In 2020, we held our first virtual meeting primarily due to the COVID-19 pandemic.

We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings. In future years, we expect to continue to provide a virtual option to attend our annual meetings of shareholders.

Who is entitled to vote?

All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There was no other class of voting securities of the Company outstanding as of the close of business on the Record Date other than common shares.

What is the quorum for the Annual Meeting?

In order for any business to be conducted at the Annual Meeting, the holders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person via webcast or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes, if any, will be counted as present. As of the close of business on the Record Date, 294,289,569 common shares were issued and outstanding representing an equal number of votes entitled to be cast. Therefore, in order for a quorum to be present, holders of at least 147,144,785 common shares must be present, either in person via webcast or represented by proxy.

What is a broker non-vote?

Broker votes occur when a broker or nominee has either received voting instructions from the beneficial owner on how to vote the beneficial owner’s shares or casts a discretionary vote without voting instructions from the beneficial owner on a “routine” matter, (as defined by the NYSE). In contrast, broker non-votes occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the NYSE and, therefore, is not permitted under NYSE rules to cast a discretionary vote on that matter.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, which are broker votes as discussed above. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting, as described above. The election of trustees and the advisory resolution on the compensation of our named executive officers are considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be considered broker non-votes.

How many votes do I have?

Each common share outstanding on the Record Date is entitled to one vote for each trustee to be elected at the Annual Meeting and to cast one vote on each other item properly submitted for consideration at the Annual Meeting.

How do I vote or authorize a proxy to vote my shares that are held of record by me?

●	Via Internet: Log on to www.envisionreports.com/LXP and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card or Notice.

●	By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions. You will be prompted for certain information that can be found on your proxy card or Notice.

●	In Person: Vote at the Annual Meeting online via webcast.

How do I vote or authorize a proxy to vote my shares that are held by my bank, broker or other nominee?

If you have shares held by a bank, broker or other nominee (which is also known as holding shares in “street name”), you may instruct your bank, broker or other nominee to vote your shares by following the instructions that the bank, broker or other nominee provides to you. Most banks, brokers or other nominees offer voting instructions by mail, telephone and on the Internet. If your shares are held in “street name,” your bank, broker or other nominee will not vote your shares unless you provide such instructions to your bank, broker or other nominee on how to vote your shares. If you would like to vote in person via webcast at the Annual Meeting, you must contact your bank, broker or other nominee and follow your bank’s, broker’s or other nominee’s instructions, including the instructions on how to obtain a proxy.

Are dissenters’ or appraisal rights available to Shareholders with respect to any of the proposals at the Annual Meeting?

No dissenters’ or appraisal rights are available with respect to any of the proposals being submitted to shareholders for their consideration at the Annual Meeting.

What am I voting on?

You will be voting on the following proposals:

(1)	to elect eight trustees to serve until the 2025 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement;

(3)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

(4)	to transact such other business as may properly come before the 2024 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?

The Board of Trustees is not presently aware of any other items of business to be properly presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Joseph S. Bonventre and Beth Boulerice, or either of them, with respect to any other matters that might be properly presented at the meeting or any postponement or adjournment thereof.

Why am I being asked to vote on executive compensation?

The Dodd-Frank Act requires us, as a public company, to seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers, as disclosed in this proxy statement. Based on the non-binding advisory recommendation selecting an annual frequency of such non-binding advisory votes at the 2023 Annual Meeting of Shareholders, we are currently seeking a vote from shareholders on an advisory resolution to approve the compensation awarded to our named executive officers on an annual basis. This advisory vote is non-binding, but the Board of Trustees considers our shareholders’ concerns and takes them into account in determinations concerning our executive compensation program. See “Compensation of Executive Officers,” above. We expect to next seek a recommendation on the frequency of such non-binding advisory votes at the 2029 Annual Meeting of Shareholders.

How many votes are required to act on the proposals?

Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by holders of common shares at the Annual Meeting will be sufficient for (1) the election of each nominee for trustee named herein, (2) the adoption of the advisory, non-binding resolution to approve the compensation of our named executive officers, and (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will not be counted as a vote cast and will have no effect on the result of the vote on (1) the election of trustees, or (2) the resolution to approve, on an advisory, non-binding basis, the compensation of our named executive officers. As noted above, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting. Accordingly, there will be no broker non-votes regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and any abstentions by you or your broker will have no effect on the result of the vote. The election of trustees and the advisory, non-binding resolution on the compensation of our named executive officers are considered “non- routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be “broker non-votes.”

For purposes of the election of trustees, a majority of votes cast means the number of shares voted “FOR” a nominee must exceed the number of shares cast “AGAINST” with respect to a nominee. If a nominee that is already serving as a trustee is not elected, such trustee is required to offer to tender their resignation to our Board of Trustees. The Nominating and ESG Committee will make a recommendation to our Board of Trustees on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Trustees is required to act on the Nominating and ESG Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The trustee who tenders their resignation will not participate in our Board of Trustee’s decision.

For purposes of the remaining proposals properly brought before the Annual Meeting other than the election of trustees, a majority of votes cast means the number of shares voted “FOR” a proposal must exceed the number of shares as to which the holders elected to vote “AGAINST” such proposal. The votes on (1) the advisory resolution to approve the compensation of our named executive officers, and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, are non-binding and serve only as recommendations to the Board of Trustees and the Audit and Cyber Risk Committee, as applicable.

What happens if I authorize my proxy without voting on all proposals?

When you return a properly executed proxy card or authorize your proxy telephonically or by the Internet, the shares that the proxy card or authorization represents will be voted in accordance with your directions. If you return the signed proxy card with no direction on a proposal, other than in the case of broker non-votes, the shares represented by your proxy will be voted in favor of (FOR) each of our nominees for trustee in Proposal No. 1 and in favor of (FOR) Proposals No. 2, and No. 3 and will be voted in the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.

What if I want to change my vote after I return my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

(1)	delivering written notice of revocation to our Secretary at c/o LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401;

(2)	submitting to us a duly executed proxy card bearing a later date;

(3)	authorizing a proxy via the Internet or by telephone at a later date; or

(4)	attending the Annual Meeting and voting at the annual meeting online via webcast;

provided, however, that no such revocation under clause (1) or (2) shall be effective until written notice of revocation or a later dated proxy card is received by our Secretary on or before 11:59 p.m., Eastern Time, on May 20, 2024.

Participating in our Annual Meeting will not constitute a revocation of a previously delivered proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares by voting your shares online during the Annual Meeting webcast.

If you have shares held by a broker, you must follow the instructions given by your broker to change or revoke your voting instructions.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to shareholders at our request. In addition to the solicitation of proxies by use of the mail, our trustees, officers, and other employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We may, from time to time, engage and pay outside proxy solicitation firms, although we have not engaged an outside firm at this time.

Who has paid for this proxy solicitation?

We will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, proxy statement, and other materials that may be sent to shareholders in connection with this solicitation. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I nominate a trustee or submit a proposal for the 2025 Annual Meeting of Shareholders?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for inclusion in our proxy statement and proxy card for our 2025 Annual Meeting of Shareholders, you must submit the proposal to our Secretary at our principal executive office no later than December 9, 2024.

If you wish to submit a trustee nomination pursuant to the “proxy access” provisions of our bylaws for inclusion in our proxy statement and proxy card for our 2025 Annual Meeting of Shareholders, you must submit the trustee nomination in accordance with the requirements of Section 1.13 of our bylaws not earlier than November 9, 2024 and not later than 5:00 p.m., Eastern Time, on December 9, 2024.

In addition, any shareholder who wishes to submit a proposal or trustee nomination pursuant to the “advance notice” provisions of our bylaws for the 2025 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8 under the Exchange Act) must comply with Section 1.11 our bylaws, including delivering the required information and certifications to our Secretary at our principal executive offices not earlier than November 9, 2024 and not later than the close of business on December 9, 2024.

Further, in addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act shareholders who intend to solicit proxies in support of director nominees other than the Trust’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 22, 2025.

Our Board of Trustees will review any shareholder proposals or trustee nominations that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2025 Annual Meeting of Shareholders.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Can I find additional information on the Company’s web site?

Yes. Our web site is located at www.LXP.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees, and reports that we file and furnish with the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines, and charters of board committees also may be obtained by written request addressed to (1) LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401, Attention: Investor Relations or (2) ir@lxp.com.

Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting To Be Held on May 21, 2024 — This proxy statement and the Annual Report to Shareholders are available at www.envisionreports.com/LXP.

We have elected to provide access to our proxy materials to our shareholders on the Internet. Accordingly, an Important Notice of Meeting and Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 21, 2024 was or will be mailed on or about April 8, 2024 to our shareholders of record as of the close of business on the Record Date. If you wish to receive a hard copy of the proxy materials, please visit or contact:

(1) By Internet: www.envisionreports.com/LXP

(2) By Telephone: 1-866-641-4276

(3) By E-Mail*: investorvote@computershare.com

Please make the requests as instructed above on or before May 9, 2024 to facilitate timely delivery.

How do I obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 from the Company?

Upon written request to (1) LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, Florida, 33401, Attention: Investor Relations or (2) ir@lxp.com, we will provide any shareholder, without charge, a hardcopy of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, including our financial statements and schedule, but without exhibits. You may also obtain our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, at www.envisionreports.com/LXP.

What is “householding”?

“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding.”

* If requesting materials by e-mail, please send an e-mail with “Proxy Materials LXP Industrial Trust” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side of the Notice of Proxy, and state that you want a paper copy of the meeting materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Appendix A

Certain Definitions

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Adjusted EBITDA” represents EBITDA (earnings before interest, taxes, depreciation and amortization) modified to include other adjustments to GAAP net income for gains on sales of properties, impairment charges, debt satisfaction gains (losses), net, non-cash charges, net, straight-line adjustments, non-recurring charges, the non-cash impact of sales-type leases and adjustments for pro-rata share of non-wholly owned entities. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. We believe that net income is the most directly comparable GAAP measure to Adjusted EBITDA.

“Base Rent” means GAAP rental revenue and ancillary income, but excluding billed tenant reimbursements and lease termination income. Base Rent excludes reserves/write-offs of deferred rent receivable, as applicable. We believe Base Rent provides a meaningful measure due to the net lease structure of leases in the portfolio.

“Cash Base Rent” is calculated by making adjustments to GAAP rental revenue to remove the impact of GAAP required adjustments to rental income such as adjustments for straight-line rents related to free rent periods and contractual rent increases. Cash Base Rent excludes billed tenant reimbursements, non-cash sales-type lease income and lease termination income and includes ancillary income. We believe Cash Base Rent provides a meaningful indication of an investments ability to fund cash needs.

“Net operating income (NOI)” is a measure of operating performance used to evaluate the individual performance of an investment. This measure is not presented or intended to be viewed as a liquidity or performance measure that presents a numerical measure of our historical or future financial performance, financial position or cash flows. We define NOI as operating revenues (rental income (less GAAP rent adjustments, non-cash income related to sales-type leases and lease termination income, net), and other property income) less property operating expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, Our NOI may not be comparable to other companies. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other nonproperty income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. We believe that net income is the most directly comparable GAAP measure to NOI.

“Funds from Operations (FFO)” and “Adjusted Company FFO” is a widely recognized and appropriate measure of the performance of an equity REIT. We believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not necessarily be apparent from net income.

The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as “net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sales of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. The reconciling items include amounts to adjust earnings from consolidated partially-owned entities and equity in earnings of unconsolidated affiliates to FFO.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.

We present FFO available to common shareholders and unitholders - basic and also present FFO available to all equityholders and unitholders

 A-1

- diluted on a company-wide basis as if all securities that are convertible, at the holder's option, into our common shares, are converted at the beginning of the period. We also present Adjusted Company FFO available to all equityholders and unitholders - diluted, which adjusts FFO available to all equityholders and unitholders - diluted for certain items which we believe are not indicative of the operating results of our real estate portfolio. We believe this is an appropriate presentation as it is frequently requested by securities analysts, investors and other interested parties. Since others do not calculate these measures in a similar fashion, these measures may not be comparable to similarly titled measures as reported by others. These measures should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

The calculations of FFO and Adjusted Company FFO available to all equityholders and unitholders – diluted and related reconciliations are available in our Annual Report.

“Same-store NOI” represents the NOI for consolidated properties that were owned, stabilized and included in our portfolio for two comparable reporting periods. As Same-Store NOI excludes the change in NOI from acquired and disposed of properties, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Other REITs may use different methodologies for calculating Same-Store NOI, and accordingly, our Same-Store NOI may not be comparable to other REITs. Management believes that Same-Store NOI is a useful supplemental measure of our operating performance. However, Same-Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other nonproperty income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. We believe that net income is the most directly comparable GAAP measure to Same-Store NOI. The calculation of Same-Store NOI and the related reconciliation are available in our Annual Report.

The following presents a reconciliation of net income attributable to LXP Industrial Trust Shareholders to Adjusted EBITDA and net debt to Adjusted EBITDA for 2023 (dollars in thousands):

Adjusted EBITDA:	Twelve months ended
December 31, 2023
Net income attributable to
LXP Industrial Trust shareholders	$30,383
Interest and amortization expense	46,389
Provision for income taxes	703
Depreciation and amortization	183,524
Straight-line adjustments	(9,688)
Sales-type lease non-cash income	(2,199)
Lease incentives	439
Amortization of above/below market leases	(1,796)
Gains on sales of properties	(33,010)
Impairment charges	16,490
Debt satisfaction losses, net	132
Sales-type lease adjustments	(32)
Non-cash charges, net	8,934

Pro-rata share adjustments:
Non-consolidated entities adjustment	9,442
Noncontrolling interests adjustment	4,425

Adjusted EBITDA	$254,136

Net Debt / Adjusted EBITDA:
Adjusted EBITDA	$254,136

Consolidated debt	$1,770,827
less consolidated cash and cash equivalents	(199,247)
less consolidated short-term investments	(130,140)
Non-consolidated debt, net	94,118
Net debt	$1,535,558
Net Debt/Adjusted EBITDA	6.0x

 A-2

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 3. To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. 01 - T. Wilson Eglin 04 - Jamie Handwerker 07 - Nancy Elizabeth Noe 02 - Lawrence L. Gray 05 - Derrick Johnson 08 - Howard Roth 03 - Arun Gupta 06 - Claire A. Koeneman For Against Abstain For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YXVC + + Trustees recommends a vote “FOR” each nominee in proposal 1 and “FOR” A proposals 2 and 3. 2. To consider and vote upon an advisory, non-binding resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement; and 1. Election of Trustees For Against Abstain Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, officer, trustee, guardian, custodian or in any other representative capacity, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2024 Annual Meeting Proxy Card To transact such other business as may properly come before the 2024 Annual Meeting of Shareholders or any adjournment or postponement thereof. For Against Abstain 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 6 1 0 2 4 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Online Go to www.envisionreports.com/LXP or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/LXP Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may authorize a proxy to vote online or by phone instead of mailing this card. Your vote matters – here’s how to vote!

 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/LXP Proxy Solicited by Board of Trustees for 2024 Annual Meeting of Shareholders — May 21, 2024 The undersigned shareholder of LXP Industrial Trust, a Maryland real estate investment trust, hereby appoints Beth Boulerice and Joseph S. Bonventre, or either of them as proxies for the undersigned, each with the power of substitution, to attend the 2024 Annual Meeting of Shareholders of LXP Industrial Trust to be held on May 21, 2024, at 2:00 p.m., Eastern Time, virtually via the internet at https://meetnow.global/MM6K9CF, or any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2024 Annual Meeting of Shareholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. Shares represented by this proxy will be voted as instructed below. If no such directions are indicated, but this proxy is properly executed, the Proxies will have authority to vote FOR the election of each nominee in proposal 1 and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side) LXP Industrial Trust q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 21, 2024. The Proxy Statement and our Annual Report are available at: www.envisionreports.com/LXP The 2024 Annual Meeting of Shareholders of LXP Industrial Trust will be held on Tuesday, May 21, 2024 at 2:00 p.m., Eastern Time, virtually via the internet at https://meetnow.global/MM6K9CF. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. 2024 Annual Meeting Admission Ticket 2024 Annual Meeting of LXP Industrial Trust Shareholders May 21, 2024, 2:00pm ET